Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EXPLORER HOLDINGS, INC.

EXPLORER ACQUISITION CORP.,

IMPACT ACQUISITION CORP.,

INVIVODATA, INC.,

AND

FORTIS ADVISORS LLC,

AS THE STOCKHOLDER REPRESENTATIVE,

June 29, 2012

i

Exhibit A	Form of Non-Competition Agreement
Exhibit B	Amended and Restated Certificate of Incorporation
Exhibit C	Form of Escrow Agreement
Exhibit D	Aggregate Merger Consideration Spreadsheet
Exhibit E	Form of Stockholder Notice
Exhibit F	Form of Release
Exhibit G	Form of Terminating Amendment to Eighth Amended and Restated Registration Rights Agreement
Exhibit H	Form of Terminating Amendment to Eighth Amended and Restated Stockholders’ Agreement
Exhibit I	Form of Terminating Amendment to Voting Agreement
Exhibit J	Form of Twelfth Amended and Restated Certificate of Incorporation of the Company

Company Disclosure Schedule

Schedule 1.01	Methodology for Determination of Revenue
Schedule 8.02(c)	Required Consents
Schedule 8.02(d)(ii)	Persons to Execute Non-Competition Agreements
Schedule 8.02(d)(iii)	Persons to Execute Employment Agreements
Schedule 8.02(d)(iv)	Persons to Execute Releases
Schedule 8.02(d)(xi)	Lenders to Execute Payoff Letters

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 29, 2012, is entered into by and among invivodata, Inc., a Delaware corporation (the “Company”), Explorer Holdings, Inc., a Delaware corporation (“Issuer”), Explorer Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Issuer (“Parent”), and Impact Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Fortis Advisors LLC, a Delaware limited liability company, solely with respect to express references herein, as the Stockholder Representative.

RECITALS

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are fair to, advisable and in the best interests of the Company and its stockholders, unanimously approved and adopted this Agreement and the transactions contemplated hereby, and unanimously determined to recommend that the Company’s stockholders consent in writing to the adoption of this Agreement and approval of the transactions contemplated hereby;

WHEREAS, the Boards of Directors of each of the Issuer, Parent and Merger Sub has approved, and the Board of Directors of Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of Merger Sub and its stockholder;

WHEREAS, promptly following the execution and delivery of this Agreement, the holders of not less than a majority of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), not less than a majority of the outstanding shares of Series A Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”), not less than a majority of the outstanding shares of Series B Preferred Stock, par value $0.01 per share, of the Company (the “Series B Preferred Stock”), not less than a majority of the outstanding shares of Series D Preferred Stock, par value $0.01 per share, of the Company (the “Series D Preferred Stock”), and not less than 93% of the outstanding shares of Company Common Stock and Company Preferred Stock (on an as-converted to Company Common Stock basis), shall deliver written consents to the Company approving the Merger and approving and adopting this Agreement (the “Company Stockholder Approval”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition of and inducement to Parent’s willingness to enter into this Agreement, certain persons are entering into non-competition agreements in the form attached hereto as Exhibit A (the “Non-Competition Agreements”).

AGREEMENT

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.01 Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, (i) the sale, license, disposition or acquisition of all or a material portion of the business or assets of the Company, (ii) the issuance, disposition or acquisition of (A) any capital stock or other equity security of the Company (other than in connection with the exercise of any Company Option or Company Warrant), (B) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire any capital stock or other equity security of the Company (other than the grant of Company Options to newly hired employees of the Company in the ordinary course of business consistent with past practices pursuant to the terms of this Agreement), or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or (iii) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

“Adjustment Date Pro Rata Share” means, with respect to a Company Stockholder, a fraction, (i) the numerator of which is the value of the aggregate Applicable Per Share Working Capital Amount payable to such holder pursuant to this Agreement in exchange for shares of Company Capital Stock and (ii) the denominator of which is the value of the aggregate Applicable Per Share Working Capital Amount payable to all Company Stockholders pursuant to this Agreement in exchange for shares of Company Capital Stock.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Aggregate Merger Consideration” means the sum of (i) the Closing Merger Consideration, (ii) if the Merger Consideration Adjustment Amount is a positive amount, such positive amount, and (iii) the Earnout Amount.

“Aggregate Pro Rata Share” means, with respect to a Company Stockholder, a fraction, (i) the numerator of which is the value of the aggregate Applicable Per Share Amount payable to such holder pursuant to this Agreement in exchange for shares of Company Capital Stock and (ii) the denominator of which is the value of the aggregate Applicable Per Share Amount payable to all Company Stockholders pursuant to this Agreement in exchange for shares of Company Capital Stock (in each case without taking into account the deduction of (x) any portion of the General Escrow Fund to be deposited with the Escrow Agent on behalf of such Persons pursuant to this Agreement, or (y) any portion of the Stockholder Representative Escrow Fund to be deposited with the Stockholder Representative on behalf of such Persons pursuant to this Agreement).

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Applicable Per Share Amount” means the sum of (i) the Applicable Per Share Closing Amount, (ii) the Applicable Per Share Earnout Amount and (iii) the Applicable Per Share Working Capital Amount.

“Balance Sheet” means the consolidated audited balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date, including the footnotes thereto.

“Balance Sheet Date” means December 31, 2011.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cancelled Warrants” means Company Warrants to purchase Series C Preferred Stock or Series E Preferred Stock.

“Cash” means cash and cash equivalents determined in accordance with GAAP, using the policies, conventions, methodologies and procedures used by the Company in preparing the Year-End Financial Statements and for avoidance of doubt shall be calculated net of checks, drafts or other items issued, but shall include deposits made but that have not cleared the bank.

“Closing Bonus Amount” means an amount equal to $2,390,763.00.

“Closing Cash” means the amount of the Cash held by the Company and its Subsidiaries on the Closing Date.

“Closing Indebtedness” means the amount of Indebtedness of the Company and its Subsidiaries on the Closing Date.

“Closing Merger Consideration” means (i) the Enterprise Value, less (ii) the sum of (A) Estimated Closing Indebtedness and (B) Estimated Closing Transaction Fees.

“Closing Pro Rata Share” means, with respect to a Company Stockholder, a fraction, (i) the numerator of which is the value of the aggregate Applicable Per Share Closing Amount payable to such holder pursuant to this Agreement in exchange for shares of Company Capital Stock and (ii) the denominator of which is the value of the aggregate Applicable Per Share Closing Amount payable to all Company Stockholders pursuant to this Agreement in exchange for shares of Company Capital Stock (in each case without taking into account the deduction of (x) any portion of the General Escrow Fund to be deposited with the Escrow Agent on behalf of such Persons pursuant to this Agreement, or (y) any portion of the Stockholder Representative Escrow Fund to be deposited with the Stockholder Representative on behalf of such Persons pursuant to this Agreement.

“Closing Transaction Fees” means the Transaction Fees as of the Closing Date.

“Code” means the Internal Revenue Code of 1986.

“Company Bonus Plan” means the 2012 Retention Bonus Plan of the Company.

“Company Capital Stock” means collectively, the Company Common Stock and the Company Preferred Stock.

“Company Disclosure Schedule” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by the Company to Parent.

“Company Equity Plans” means the 2000 Stock Option Plan of the Company, as amended.

“Company IP” means all Intellectual Property Rights and Intellectual Property owned or purported to be owned, whether exclusively or jointly with any Person, or exclusively licensed from any Person, by the Company and its Subsidiaries.

“Company IP Contract” means any Contract to which the Company or any of its Subsidiaries is party or by which the Company or any of its Subsidiaries is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for the Company or any of its Subsidiaries.

“Company Option” means each option to purchase shares of Company Common Stock which was granted pursuant to the Company Equity Plans.

“Company Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock.

“Company Products” means all products and services owned, developed, marketed, licensed, sold, performed, distributed or otherwise made available by the Company or any of its Subsidiaries, including any product or service currently under development by the Company or any of its Subsidiaries.

“Company Registered IP” means the Registered IP included within the Company IP.

“Company Related Parties” means the Company and its stockholders, holders of other securities, Affiliates, directors, officers, employees and any Affiliates of any of the foregoing.

“Company Stockholder” means any holder of Company Capital Stock that does not perfect its appraisal rights and is otherwise entitled to receive the Applicable Per Share Amount pursuant to Section 3.03.

“Company Warrant” means any warrant to purchase shares of Company Capital Stock.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).

“Contract” means any contract, agreement, indenture, note, bond, loan, license, instrument, lease, commitment, plan or other arrangement, whether oral or written.

“Damages” include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including reasonable costs of investigation) or expense of any nature, but excluding punitive Damages other than as owed to a third party.

“Earnout Amount” means an amount equal to the product of (i)(A) the Earnout Revenue, less (B) $35,000,000, and (ii) 1.5; provided, that if the Earnout Amount exceeds $15,000,000, the Earnout Amount shall be deemed equal to $15,000,000.

“Earnout Pro Rata Share” means, with respect to a Company Stockholder, a fraction, (i) the numerator of which is the value of the aggregate Applicable Per Share Earnout Amount payable to such holder pursuant to this Agreement in exchange for shares of Company Capital Stock and (ii) the denominator of which is the value of the aggregate Applicable Per Share Earnout Amount payable to all Company Stockholders pursuant to this Agreement in exchange for shares of Company Capital Stock.

“Earnout Revenue” means net revenue of the Surviving Corporation, its Subsidiaries, Parent, and Parent’s direct or indirect Subsidiaries and Affiliates derived from (i) the sale or license of products and services of the Surviving Corporation that are currently marketed and sold by the Company, (ii) the sale or license of products and services of the Surviving Corporation that will be marketed and sold by the Surviving Corporation during the period beginning on the Effective Time and ending on December 31, 2013, to the extent that such products and services are demonstrably within the technology roadmap of the Company prior to the Effective Time, and (iii) IP License Activity, which net revenue is, in the case of clauses (i), (ii) and (iii) earned during the fiscal year ending on December 31, 2013 and determined in accordance with GAAP, as applied historically and described on Schedule 1.01; provided, that for the avoidance of doubt, Earnout Revenue shall not be deemed to include any revenue derived from products or services of Parent or any direct or indirect Subsidiary thereof, other than the Surviving Corporation and its Subsidiaries; provided, further, Earnout Revenue shall not be deemed to include any rental, lease or sale revenue or any other pass-through revenue; provided, further, Earnout Revenue derived from IP License Activity shall be (i) calculated on an annual recurring basis, (ii) subject to a maximum amount to be included on an annual basis of $1,000,000, (iii) determined net of legal costs incurred with respect to IP License Activity from the date hereof through the date of final determination of Earnout Revenue, including prosecution and defense of Company Registered IP, and (iv) not less than zero.

“Enterprise Value” means $53,000,000.

“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or to Hazardous Substances.

“Environmental Permits” means all Permits relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company and its Subsidiaries currently conducted.

“Equity Securities” means Company Capital Stock, Company Options, Company Warrants and all other equity securities of the Company of any class, series or type.

“Equityholder” means a holder of Equity Securities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control with, or a member of an “affiliated service group” with, such entity under Sections 414(b), (c), (m) or (o) of the Code.

“Estimated Closing Indebtedness” means $101,000.

“Estimated Closing Transaction Fees” means $2,899,000.

“Exchange Act” means the Securities Exchange Act of 1934.

“Explorer Merger” means the merger of Parent with and into eResearchTechnology, Inc., a Delaware corporation, pursuant to that certain Agreement and Plan of Merger, dated April 9, 2012, by and among Issuer, Parent and eResearchTechnology, Inc.

“Financing Sources” means any lender or prospective lender, lead arranger, arranger, agent or representative of or to Issuer, Parent or Merger Sub in connection with the Financing.

“Fully Diluted Common Number” means, without duplication, the aggregate number of shares of Company Common Stock outstanding, on an as converted and exercised basis, immediately prior to the Effective Time including all shares issuable in respect of all Company Options and Preferred Stock, and assuming exercise of all Company Warrants outstanding on the date hereof other than Cancelled Warrants; provided, however, for any Option that has an exercise price that is greater than the sum of (A) the amount set forth in Section 3.01(b)(iv) and (B) the amount provided for in Section 3.01(d), none of the shares issuable upon exercise of such Option shall be included in the Fully Diluted Common Number.

“GAAP” means generally accepted accounting principles in the United States.

“General Escrow Amount” means an amount equal to $5,300,000.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other domestic or international jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal).

“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (5 CFR 160.103).

“Indebtedness” means, without duplication, (i) any obligations of the Company or any of its Subsidiaries for borrowed money (including all obligations for principal, interest premiums, penalties, fees, expenses and breakage costs), (ii) any obligations of the Company or any of its Subsidiaries evidenced by any note, bond, debenture or other debt security, (iii) any obligations of the Company or any of its Subsidiaries for or on account of the deferred purchase price of property (except trade accounts payable arising in the ordinary course of business and trade liabilities arising in the ordinary course of business for future obligations to purchase equipment on behalf of customers), including leases required by GAAP to be capitalized, (iv) any obligations of a Person, other than the Company or its Subsidiaries, secured by an Encumbrance against any of the Company’s or its Subsidiaries’ assets, (v) all obligations of the Company or any of its Subsidiaries for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions, (vi) any obligations of the Company or any of its Subsidiaries under any currency or interest rate swap, hedge or similar protection device or any other derivative instruments and (vii) all obligations of the types described in clauses (i), (ii), (iii), (iv), (v) and (vi) above of any Person other than the Company or its Subsidiaries, the payment of which is guaranteed, directly or indirectly, by the Company or any of its Subsidiaries and includes both the current and long-term portions of such obligations (including unpaid interest thereon and all penalties, fees or expenses associated with the prepayment of any such obligations).

“Indemnitees” mean the following Persons: (i) Parent; (ii) Parent’s current and future Affiliates (including the Surviving Corporation and any of its Subsidiaries); (iii) the respective Representatives of the Persons referred to in clauses “(i)” and “(ii)” above; and (iv) the respective successors and assigns of the Persons referred to in clauses “(i),” “(ii)” and “(iii)” above; provided, however, that the Equityholders shall not be deemed to be “Indemnitees.”

“Intellectual Property” means and includes algorithms, application programming interfaces, apparatus, diagrams, inventions (whether or not patentable), invention disclosures, know-how, logos, marks and other brand elements (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, technical data, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, domain names, web sites, works of authorship, documentation (including instruction manuals, samples, studies, and summaries), databases and data collections, any other forms of technology, and any goodwill associated with or symbolized by any of the foregoing, in each case whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.

“Intellectual Property Rights” means and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, registered and unregistered rights in designs and any applications therefor, and moral rights; (ii) Trademarks, including all goodwill associated therewith throughout the world; (iii) trade secret rights; (iv) Patents and industrial property rights; (v) other proprietary rights in Intellectual Property of every kind and nature; (vi) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefore; (vii) URL and domain name registrations; (viii) rights in software; and (ix) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing, and any similar, corresponding or equivalent rights to any of the foregoing.

“IP License Activity” means the license by the Surviving Corporation of the Company Registered IP.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means the actual knowledge of each of Doug Engfer, Saul Shiffman, Bob Young, Jean Paty, Gary Mitcheltree, Jon McClelland, Wolfgang Summa and Dr. Chad Gwaltney, and the knowledge that each of such individuals would reasonably be expected to have obtained after reasonable inquiry in the course of the performance of their respective duties on behalf of the Company, with due consideration for their length of service with the Company.

“LIBOR” means the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Surviving Corporation from time to time, which may include, among others, the display designated as “Page BBAM 1” on Bloomberg Financial Markets).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, infringement, interference, exclusive license of Intellectual Property, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” means any event, change, development or state of facts that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that no event, change, development or state of facts relating to the economy in general or resulting from industry-wide developments affecting companies in similar businesses (but only to the extent such events, changes, developments or states of facts do not, individually or in the aggregate, have a disproportionate impact on the Company and its Subsidiaries relative to other Persons in similar businesses) shall be deemed in themselves, to constitute a Material Adverse Effect.

“Merger Consideration Adjustment Amount” which may be positive or negative, means (without duplication) (i) the Closing Working Capital, plus (ii) the Closing Cash, minus (iii) the sum of (A) the Closing Indebtedness minus the Estimated Closing Indebtedness, and (B) the Closing Transaction Fees minus the Estimated Closing Transaction Fees, as finally determined in accordance with Section 3.04.

“Outstanding Preferred Number” means the aggregate number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time, assuming exercise of all Company Warrants outstanding on the date hereof other than Cancelled Warrants.

“Parachute Payment Waiver” means, with respect to any Person, a written agreement waiving such Person’s right to receive any “parachute payments” (within the meaning of Section 280G of the Code) solely to the extent required to avoid the imposition of any Taxes by operation of Section 280G of the Code and to accept in substitution therefor the right to receive such payments only if approved by the Stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code.

“Parent Related Parties” means (i) Issuer, Parent, Merger Sub, Genstar Capital, LLC, the Financing Sources, and their respective Affiliates, and their respective officers, directors, employees, agents, successors and assigns; and (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, stockholders, assignees of any Person named in clause (i); and (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, Representatives, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

“Patents” means issued patents and pending patent applications (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, and any other national and multinational statutory invention registrations and disclosures relating thereto.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, customer or account numbers, account access codes and passwords, or any other piece of information that allows the identification of such natural person or enables access to such person’s financial information.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to any Straddle Period, the portion of such period ending on the Closing Date.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Protected Health Information” has the meaning given to it under HIPAA and includes electronic protected health information.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all Patents, registered copyrights, registered Trademarks and domain names and all applications for any of the foregoing.

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“Requisite Stockholder Approval” means the adoption of this Agreement by written consent of the holders of not less than (i) a majority of the outstanding shares of Company Capital Stock (voting together as a single class on an as-converted to Company Common Stock basis), and (ii) a majority of the outstanding shares of Series A Preferred Stock, and (iii) a majority of the outstanding shares of Series B Preferred Stock, and (iv) 75% of the outstanding shares of Series D Preferred Stock.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Series C Preferred Stock” means the Series C Preferred Stock, par value $0.01 per share, of the Company.

“Series E Preferred Stock” means the Series E Preferred Stock, par value $0.01 per share, of the Company.

“Stockholder Representative Escrow Amount” means an amount equal to $200,000.

“Straddle Period” means any period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means any and all taxes, including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, escheat or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (United States (federal, state or local) or foreign).

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Trademarks” means registered trademarks and trademark applications, trade names, logos, corporate or business names, common law or unregistered trademarks or service marks, trade dress and service mark rights and similar rights.

“Transaction Fees” means (without duplication of any other amount payable in connection with this Agreement or the transactions contemplated hereby) all unpaid fees, expenses and other similar amounts that have been incurred (or are expected to be incurred pursuant to the terms of this Agreement) on or prior to the Closing Date on behalf of the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries will be liable (but not, for the avoidance of doubt, any such fees, expenses and amounts that are (x) incurred by Parent or any of its affiliates or representatives prior to Closing, or (y) incurred after Closing (unless expected to be incurred pursuant to the terms of this Agreement on or prior to Closing)) in connection with the consideration by or the preparation of the Company for a transaction process, the preparation, negotiation and execution of any agreements, documents or instruments relating thereto, including this Agreement and the consummation of the transactions contemplated hereby, including the Merger, including: (i) the reasonable fees and disbursements of, or other similar amounts charged by, counsel to the Company, including those of Bingham McCutchen LLP; (ii) the reasonable fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors (including Crosstree Capital Securities, LLC), consultants and experts engaged by or on behalf of the Company; and (iii) any amounts or payments paid or payable by the Company or any Subsidiary of the Company in connection with any change in control provisions of any Contract of the Company or any Subsidiary of the Company triggered solely by the transactions contemplated by this Agreement, (x) including bonus, severance or other payments to any stockholder, director, officer or employee of the Company or any Subsidiary of the Company, and any Taxes incurred by the Company or any of its Subsidiaries in connection therewith, but (y) excluding payments made by the Company in accordance with the Company Bonus Plan, other than payroll Taxes with respect thereto.

“Working Capital” means current assets minus current liabilities, determined in accordance with GAAP, using consistent policies as used by the Company in preparation of the Balance Sheet; provided, that the calculation of Working Capital shall include the long-term liability of deferred revenue; provided, further, that the calculation of Working Capital shall not include (i) Cash, (ii) Transaction Fees, (iii) Indebtedness or (iv) deferred tax assets or liabilities.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
280G Approval	6.05
Advisory Group	11.01(e)
Aggregate Merger Consideration Spreadsheet	4.05(f)
Agreement	Preamble
Amended and Restated Certificate of Incorporation	2.05(a)
Applicable Per Share Closing Amount	3.01(b)

Term	Section
Applicable Per Share Earnout Amount	3.01(d)
Applicable Per Share Working Capital Amount	3.01(c)
Basket	10.03(a)
Bonus Plan Stockholder Representative Escrow Amount	3.03(d)(ii)
Calculation Notice	3.04(b)
Certificate of Incorporation	4.01(b)
Certificate of Merger	2.04
Claim	10.06
Claim Dispute Notice	10.04(d)
Claim Notice	10.04(a)
Closing	2.03
Closing Date	2.03
Closing Working Capital	3.04(a)
Commercially Reasonable Efforts	3.05(f)
Company	Preamble
Company Board of Directors	Recitals
Company Common Stock	Recitals
Company Leased Real Property	4.13(a)
Company Securities	4.05(c)
Company Stockholder Approval	Recitals
Company Stock Certificate	3.02
Company Subsidiary Securities	4.06(a)
DGCL	2.01
Disqualified Individual	4.21(t)
Dissenting Shares	3.06
Earnout Calculation Notice	3.05(b)
Earnout Remainder Pool	3.01(d)(iii)
Effective Time	2.04
Employee Plans	4.21(b)
End Date	9.01(b)
End User Agreement	4.15(f)
Escrow Agent	3.03(d)(i)
Escrow Agreement	3.03(d)(i)
Excluded Shares	3.01(f)
Expiration Date	10.01(a)
FDA	4.23(a)
FDA Permits	4.23(e)
Financial Statements	4.07(a)
FR Expiration Date	10.01(a)
Fundamental Representation	10.01(a)
General Escrow Fund	3.03(d)(i)
General Expiration Date	10.01(a)
Healthcare Laws	4.23(a)
Indemnitors	10.02
Initial Calculation	3.04(a)
Initial Earnout Statement	3.05(a)
Issuer	Preamble
IT Systems	4.16
Malicious Code	4.15(o)

Term	Section
Material Customers	4.24(a)
Material Contract	4.10(a)
Material Suppliers	4.24(b)
Merger	2.01
Merger Sub	Preamble
Merger Sub Common Stock	3.01(g)
Non-Executory Contracts	4.10(a)(i)
Non-Competition Agreements	Recitals
Open Backlog Customer	4.24(a)
Open Contract	4.24(d)
Parent	Preamble
Paying Agent	3.03(a)
Payment Restriction	3.05(e)
Permits	4.19
Permitted Liens	4.14(a)(iv)
PIK Notes	3.05(e)
Pre-Closing Return	7.04
Privacy Agreements	4.17(a)
Programs	4.23(c)
Real Property Lease	4.13(a)
Related Person	4.25
Series A Preferred Stock	Recitals
Series B Preferred Stock	Recitals
Series D Preferred Stock	Recitals
Settlement Accountants	3.04(c)
Stockholder Notice	6.02(b)
Stockholder Representative	11.01(a)
Stockholder Representative’s Costs	11.01(c)
Stockholder Representative’s Damages	11.01(c)
Stockholder Representative Escrow Fund	3.03(d)(ii)
Stockholder Representative’s Losses	11.01(c)
Surviving Corporation	2.01
Tax Contest	7.04
WARN Act	4.21(q)
Year-End Financial Statements	4.07(a)

Section 1.02 Definitional and Interpretative Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f) The use of the word “or” shall not be exclusive.

(g) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(h) The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(i) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(j) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parole evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the transactions contemplated hereby.

ARTICLE 2.

THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), the separate existence of Merger Sub shall cease, and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”). This Agreement shall constitute an agreement of merger for purposes of the General Corporation law of the State of Delaware (“DGCL”).

Section 2.02 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 2.03 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025 at 8:00 a.m. local time on a date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the last of the conditions set forth in Article 8 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

Section 2.04 Effective Time. On the terms and subject to the conditions set forth herein, Merger Sub and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed certificate of merger (the “Certificate of Merger”), as required by the DGCL, which may specify the date and time mutually agreed by the parties at which the Merger will become effective (the “Effective Time”), and the parties shall take all such further actions as may be required by the DGCL to make the Merger effective.

Section 2.05 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a) the Company’s certificate of incorporation shall be amended and restated as of the Effective Time in accordance with the relevant provisions of the DGCL to read in its entirety as set forth in Exhibit B hereto (the “Amended and Restated Certificate of Incorporation”) and, as so amended, such Amended and Restated Certificate of Incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the terms and conditions stated therein or under Applicable Law;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c) the directors of Merger Sub immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE 3.

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.01 Conversion of Shares. Subject to Sections 3.03, 3.04 and 3.05, at the Effective Time, by virtue of the Merger and without any further action on the part of Issuer, Parent, Merger Sub, the Company or any Company Stockholder:

(a) Each share of Company Capital Stock outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive the Applicable Per Share Closing Amount plus the Applicable Per Share Working Capital Amount plus the Applicable Per Share Earnout Amount, determined as set forth in this Section 3.01; provided, however, a portion of the Applicable Per Share Closing Amount shall be placed in the General Escrow Fund pursuant to Section 3.03(d)(i), and a portion of the Applicable Per Share Closing Amount shall be placed in the Stockholder Representative Escrow Fund pursuant to Section 3.03(d)(ii).

(b) The Applicable Per Share Closing Amount shall be as follows:

(i) For each share of Series D Preferred Stock, an amount equal to $2.3120;

(ii) For each share of Series B Preferred Stock, an amount equal to $1.4620;

(iii) For each share of Series A Preferred Stock, an amount equal to $0.8120;

(iv) For each share of Company Common Stock, an amount equal to $0.4500.

(c) The Applicable Per Share Working Capital Amount shall be determined as follows:

(i) For each share of Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock, an amount equal to (A) the Merger Consideration Adjustment Amount (if a positive amount), divided by (B) the number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time, assuming exercise of all Company Warrants outstanding on the date hereof other than Cancelled Warrants;

(ii) For each share of Company Common Stock, zero.

(d) The Applicable Per Share Earnout Amount shall be determined as follows:

(i) For each share of Company Common Stock, an amount equal to the lesser of (A) $0.2750, and (B)(1) 76% of the Earnout Amount, divided by (2) the Fully Diluted Common Number;

(ii) For each share of Company Preferred Stock, and amount equal to the sum of: (A) the lesser of (1) $0.2750, and (2)(x) 76% of the Earnout Amount, divided by (y) the Fully Diluted Common Number, and (B)(1) the Earnout Remainder Pool, divided by (2) the Outstanding Preferred Number.

(iii) For purposes of the foregoing, “Earnout Remainder Pool” shall mean an amount equal to (A) 76% of the Earnout Amount, less (B)(1) $0.2750, multiplied by (2) the Fully Diluted Common Number; provided, that if the Earnout Remainder Pool is less than zero, it shall be deemed equal to zero.

(e) Each share of Series C Preferred Stock and Series E Preferred Stock outstanding immediately prior to the Effective Time shall be canceled without payment of any amount therefor.

(f) Each share of Company Capital Stock held by the Company, Merger Sub, Parent, Issuer or any direct or indirect wholly owned subsidiary of Issuer immediately prior to the Effective Time (collectively, “Excluded Shares”) shall be canceled and extinguished without any conversion thereof.

(g) Each share of the common stock, par value $0.0001 per share, of Merger Sub (the “Merger Sub Common Stock”) outstanding immediately prior to the Effective Time shall be converted into, and exchanged for, one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

Section 3.02 Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the

Effective Time shall cease to have any rights as Stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 3.03.

Section 3.03 Exchange of Certificates; Escrow Fund.

(a) Prior to the Effective Time, Parent shall appoint Wells Fargo Bank, N.A. as agent (the “Paying Agent”) for the purpose of exchanging the aggregate amounts to be paid pursuant to Sections 3.01, 3.04 and 3.05 for Company Stock Certificates. Promptly after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each Company Stockholder at the Effective Time a letter of transmittal and instructions (in a form reasonably acceptable to Parent and the Company, which shall include, as applicable, an acknowledgement and agreement to be bound by the provisions of Article 10 and Section 11.01 of this Agreement) for use in such exchange.

(b) Upon surrender of a Company Stock Certificate for cancellation to the Paying Agent, together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, (i) the holder of such Company Stock Certificate shall be entitled to receive in exchange for each share of Company Capital Stock formerly represented by such Company Stock Certificate (x) an amount in cash equal to the Applicable Per Share Closing Amount, less the portion of such cash amount to be deposited in the General Escrow Fund in respect of such share of Company Capital Stock pursuant to Section 3.03(d)(i), based on such holder’s Closing Pro Rata Share, and also less the portion of such cash amount to be deposited in the Stockholder Representative Escrow Fund in respect of such share of Company Capital Stock pursuant to Section 3.03(d)(ii), based on such holder’s Closing Pro Rata Share, plus (y) subject to Section 3.04, an amount in cash equal to the Applicable Per Share Working Capital Amount, if, and as applicable, plus (z) subject to Section 3.05, an amount in cash equal to the Applicable Per Share Earnout Amount, and (ii) the Company Stock Certificate so surrendered shall forthwith be canceled. The Paying Agent shall, promptly after receipt of each properly surrendered Company Stock Certificate, cause the Applicable Per Share Closing Amount with respect to each share represented by such Company Stock Certificate to be sent by check to the holder of such Company Stock Certificate to the mailing address (or, at the election of any Company Stockholder, sent, net of any wiring fees, by wire to the bank account) designated by such holder in the letter of transmittal delivered with such Company Stock Certificate, and cause the Applicable Per Share Working Capital Amount and Applicable Per Share Earnout Amount to be paid at the times contemplated by Sections 3.04 if, and as applicable, and 3.05. The payment of the Applicable Per Share Amount following the surrender of Company Stock Certificates in accordance with the terms hereof shall be deemed to have been payment in full satisfaction of all rights pertaining to the Company Capital Stock formerly represented by such Certificates. Until so surrendered, each outstanding Company Stock Certificate that prior to the Effective Time represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive upon such surrender the Applicable Per Share Amount (subject to Sections 3.04 and 3.05). If any Company Stock Certificate shall have been lost, stolen or destroyed, Issuer may, in its discretion and as a condition precedent to the payment of any Applicable Per Share Amount, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such reasonable sum as Issuer may reasonably direct) as indemnity against any claim that may be made against Issuer, Parent or the Surviving Corporation with respect to such Company Stock Certificate; provided, that after a reasonable period of time such sums are returned by Issuer to the party giving the affidavit). Parent shall not be required to make any payments to any Stockholder that such Stockholder has a right to receive pursuant to this Agreement unless Parent shall have first received from such Stockholder a properly completed and duly executed IRS Form W-9 or Form W-8 (or suitable substitute form) establishing an exemption from backup withholding.

(c) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of shares of Company Capital Stock for the Applicable Per Share Amount attributable to each of such shares or for any other cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

(d) Promptly after the Effective Time, Parent shall:

(i) deliver to Wells Fargo Bank, N.A. (the “Escrow Agent”), as the escrow agent under the Escrow Agreement in the form attached hereto as Exhibit C (the “Escrow Agreement”), an amount equal to the General Escrow Amount to be held by the Escrow Agent in an escrow fund in accordance with Article 10 and the terms of the Escrow Agreement (the “General Escrow Fund”). The General Escrow Amount shall be funded by deducting from the amounts otherwise payable to (A) a Company Stockholder such Company Stockholder’s portion of the General Escrow Amount, based on such Company Stockholder’s Closing Pro Rata Share, and such portion of the General Escrow Amount shall be allocated equally on a pro rata basis for purposes of Section 3.03(b) among all shares of Company Capital Stock formerly held by such Company Stockholders, including shares to be issued upon exercise of Warrants to be exercised prior to the Effective Time, and (B) the Surviving Corporation in accordance with Section 3.03(e) such portion of the General Escrow Amount as shall be allocated to the participants in the Company Bonus Plan, in accordance with the terms of the Company Bonus Plan and Section 3.03(e).

(ii) deliver to the Stockholder Representative, as escrow agent for the Company Stockholders, an amount equal to the Stockholder Representative Escrow Amount, to be held by the Stockholder Representative in an escrow fund in accordance with the terms of that certain Stockholder Representative Agreement among the Stockholder Representative and the Company Stockholders dated as of the date hereof (the “Stockholder Representative Escrow Fund”). The Stockholder Representative Escrow Amount shall be funded by deducting from the amounts otherwise payable to (A) a Company Stockholder such Company Stockholder’s portion of the Stockholder Representative Escrow Amount, based on such Company Stockholder’s Closing Pro Rata Share, and such portion of the Stockholder Representative Escrow Amount shall be allocated equally on a pro rata basis for purposes of Section 3.03(b) among all shares of Company Capital Stock formerly held by such Company Stockholders, including shares to be issued upon exercise of Warrants to be exercised prior to the Effective Time, and (B) the Stockholder Representative in accordance with Section 3.03(e) such portion of the Stockholder Representative Escrow Amount as shall be allocated to the participants in the Company Bonus Plan in accordance with the terms of the Company Bonus Plan (the “Bonus Plan Stockholder Representative Escrow Amount”), and Section 3.03(e). If any of the Stockholder Representative Escrow Amount remains after the Stockholders Representative has discharged its duties under this Agreement, the Stockholders Representative shall promptly disburse such remainder to the Paying Agent and/or the Surviving Corporation, as applicable, for immediate distribution to the Equityholders (net of any costs and expenses charged by the Paying Agent or incurred by the Surviving Corporation with respect thereto).

(e) Promptly after the Effective Time, Parent shall deliver to the Surviving Corporation an amount equal to the Closing Bonus Amount, to be distributed by the Surviving Corporation to the participants in the Company Bonus Plan, in accordance with the terms of such Company Bonus Plan and utilizing the Surviving Corporation’s payroll services provider; provided, however, 10% of the Closing Bonus Amount shall be placed in the General Escrow Fund pursuant to Section 3.03(d)(i); provided, further, the Bonus Plan Stockholder Representative Escrow Amount shall be placed in the Stockholder Representative Escrow Fund, pursuant to Section 3.03(d)(ii).

(f) Any portion of the Applicable Per Share Closing Amount or Applicable Per Share Working Capital Amount payable to Company Stockholders hereunder that remains undistributed to Company Stockholders as of the first anniversary of this Agreement shall be delivered to Issuer upon demand, and Company Stockholders who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 3.03 shall thereafter look only to Issuer for satisfaction of their claims for any Applicable Per Share Closing Amount or Applicable Per Share Working Capital Amount payable with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificates without any interest thereon.

Section 3.04 Closing Merger Consideration Adjustment.

(a) Parent shall cause to be prepared and, as soon as practical, but in no event later than 60 days after the Closing Date, shall cause to be delivered to the Stockholder Representative, a statement setting forth Parent’s calculation of Working Capital of the Company and its Subsidiaries as of close of business on the Business Day immediately preceding the Closing Date (the “Closing Working Capital”), Closing Cash, Closing Indebtedness, Closing Transaction Fees and Merger Consideration Adjustment Amount (including each component item thereof as set forth on the Working Capital Statement) (the “Initial Calculation”), together with such schedules and data with respect to the determination of the Closing Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Fees as may be appropriate to support the Initial Calculation.

(b) Within 60 days after receipt by the Stockholder Representative of the Initial Calculation by Parent, the Stockholder Representative may deliver to Parent a written notice (the “Calculation Notice”) either (i) advising Parent that the Stockholder Representative agrees with and accepts the Initial Calculation or (ii) setting forth an explanation in reasonable detail of those items in the Initial Calculation that the Stockholder Representative disputes and of what the Stockholder Representative believes is the correct calculation of Closing Working Capital, Closing Cash, Closing Indebtedness and/or Closing Transaction Fees, as applicable. The Stockholder Representative and the accountants engaged by the Stockholder Representative shall be entitled to review the Company’s working papers, trial balances and similar materials for purposes of reviewing the Initial Calculation (including by electronic means, to the extent available). If the Stockholder Representative does not submit a Calculation Notice within the 60-day period provided herein, then the Initial Calculations shall become final and shall not be subject to further review, challenge or adjustment. Parent and its accountants shall be entitled to review the working papers, trial balances and similar materials relating to the Stockholder Representative’s preparation of its Calculation Notice (including by electronic means, to the extent available). If Parent shall concur with the Calculation Notice, or if Parent shall not object to the Calculation Notice in a writing received by the Stockholder Representative within 30 days after Parent’s receipt of the Calculation Notice, the calculation of each of the Closing Working Capital, Closing Cash, Closing Indebtedness, Closing Transaction Fees and Merger Consideration Adjustment Amount set forth in the Calculation Notice shall become final and shall not be subject to further review, challenge or adjustment.

(c) In the event that the Stockholder Representative and Parent are unable to resolve any disputes regarding the Closing Working Capital, Closing Cash, Closing Indebtedness or Closing Transaction Fees, as applicable, within 30 days after the date of Parent’s objection to the Calculation Notice, then such disputes shall be referred to such office of a recognized firm of independent certified public accountants as shall be selected by mutual agreement of Parent and the Stockholder Representative (the “Settlement Accountants”), and the determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge or adjustment, absent fraud. The Settlement Accountants shall determine the Closing Working Capital, Closing Cash, Closing Indebtedness and/or Closing Transaction Fees, as applicable, and shall be instructed by Parent and the Stockholder Representative to use their reasonable best efforts to reach such determination not more than 30 days after such referral. Nothing herein shall be construed to authorize or permit the Settlement Accountants to resolve any item in dispute by making an adjustment to the Initial Calculations that is outside of the range for such item defined by the Initial Calculations and the Calculation Notice. In calculating the Closing Working Capital, Closing Cash, Closing Indebtedness and/or Closing Transaction Fees, the Settlement Accountants shall be limited to addressing any particular disputes referred to in the Calculation Notice. Each party shall pay its own costs and expenses incurred in connection with this Section 3.04; provided, however, that the Company Stockholders severally (in accordance with their Adjustment Date Pro Rata Share), on the one hand, and Parent, on the other hand, shall each pay one half of the fees and expenses of the Settlement Accountants; provided, further, that any such amount payable by the Company Stockholders shall first be released to Parent from the General Escrow Fund, and to the extent the amount in the General Escrow Fund is reduced to zero, then set off by the Parent from and against the Applicable Per Share Working Capital Amount or the Earnout Amount before recovery directly from the Company Stockholders (if, in either case, paid by the Parent to the Settlement Accountants on such Company Stockholders’ behalf).

(d) Promptly following determination of the Merger Consideration Adjustment Amount in accordance with this Section 3.04:

(i) If the Merger Consideration Adjustment Amount is positive, then Parent shall, or shall cause the Surviving Corporation, to deliver, by wire transfer of immediately available funds, the Merger Consideration Adjustment Amount, without interest thereon, as is required under Section 3.01, to the Paying Agent, for the benefit of the Company Stockholders in amounts determined in accordance with Section 3.01;

(ii) If the Merger Consideration Adjustment Amount is negative, then the Company Stockholders severally (in accordance with their Closing Pro Rata Share) shall pay to the Surviving Corporation an amount equal to the absolute value of the Merger Consideration Adjustment Amount, without interest thereon; provided, that any such amounts payable by the Company Stockholders shall first be released to Parent from the General Escrow Fund, and to the extent the amount in the General Escrow Fund is reduced to zero, then set off by the Parent from and against the Earnout Amount, before recovery directly from the Company Stockholders.

(e) Amounts paid pursuant to this Section 3.04 are an integral part of the Aggregate Merger Consideration and constitute consideration paid for Equity Securities in connection with the Merger. Any payments made by any Person pursuant to this Section 3.04 shall be made by wire transfer of immediately available funds within 10 Business Days after the date on which the Closing Working Capital, Closing Cash, Closing Indebtedness and Transaction Fees are final and binding on the parties.

Section 3.05 Earnout Amount.

(a) On or prior to the earlier of (i) the date that is 60 days after receipt by Parent of consolidated audited financial statements of Parent, including the Surviving Corporation and its Subsidiaries, for the fiscal year ending December 31, 2013 and (ii) June 30, 2014, Parent shall cause to be prepared and delivered to the Stockholders’ Representative a statement setting forth Parent’s calculation of the Earnout Amount (the “Initial Earnout Statement”), together with reasonable supporting information.

(b) The Stockholder Representative and its representatives and advisers shall be entitled to examine and have reasonable access to the books of account and records of the Surviving Corporation and Parent and its Subsidiaries and to review the working papers, trial balances and similar materials relating to the Parent’s preparation of the Initial Earnout Statement (including by electronic means, to the extent available). Within 60 days after receipt by the Stockholder Representative of the Initial Earnout Statement, the Stockholder Representative may deliver to Parent a written notice (the “Earnout Calculation Notice”) either (i) advising Parent that the Stockholder Representative agrees with and accepts the Initial Earnout Statement or (ii) setting forth an explanation in reasonable detail of those items in the Initial Earnout Statement that the Stockholder Representative disputes and of what the Stockholder Representative believes is the correct calculation of the Earnout Amount. The Stockholder Representative and the accountants engaged by the Stockholder Representative shall be entitled to review the Company’s working papers, trial balances and similar materials for purposes of reviewing the Initial Earnout Statement (including by electronic means, to the extent available). If the Stockholder Representative does not submit a an Earnout Calculation Notice within the 30-day period provided herein, then the Initial Earnout Statement shall become final and shall not be subject to further review, challenge or adjustment. Parent and its accountants shall be entitled to review the working papers, trial balances and similar materials relating to the Stockholder Representative’s preparation of its Earnout Calculation Notice. If Parent shall concur with the Earnout Calculation Notice, or if Parent shall not object to the Earnout Calculation Notice in a writing received by the Stockholder Representative within 30 days after Parent’s receipt of the Earnout Calculation Notice, the calculation of Earnout Amount set forth in the Earnout Calculation Notice shall become final and shall not be subject to further review, challenge or adjustment.

(c) In the event that the Stockholder Representative and Parent are unable to resolve any disputes regarding the Earnout Amount within 30 days after the date of Parent’s objection to the Earnout Calculation Notice, then such disputes shall be referred to the Settlement Accountants and the determination of the Settlement Accountants shall be final and shall not be subject to further review, challenge or adjustment, absent fraud. The Settlement Accountants shall determine the Earnout Amount and shall be instructed by Parent and the Stockholder Representative to use their reasonable best efforts to reach such determination not more than 30 days after such referral. Nothing herein shall be construed to authorize or permit the Settlement Accountants to resolve any item in dispute by making an adjustment to the Initial Earnout Statement that is outside of the range for such item defined by the Initial Earnout Statement and the Earnout Calculation Notice. In calculating the Earnout Amount, the Settlement Accountants shall be limited to addressing any particular disputes referred to in the Earnout Calculation Notice. Each party shall pay its own costs and expenses incurred in connection with this Section 3.05; provided, however, that the Company Stockholders severally (in accordance with their Earnout Pro Rata Shares), on the one hand, and Parent, on the other hand, shall each pay one half of the fees and expenses of the Settlement Accountants; provided, further, that any such amount payable by the Company Stockholders shall be set off by the Parent from and against the Earnout Amount before recovery directly from the Company Stockholders (if paid by Parent to the Settlement Accountants on such Company Stockholders’ behalf)

(d) Subject to paragraph (e) of this Section 3.05, promptly following determination of the Earnout Amount in accordance with this Section 3.05, Parent shall, or shall cause the Surviving Corporation, to (A) deliver, by wire transfer of immediately available funds such portion of the Earnout Amount, without interest thereon, as is required under Section 3.01, to the Paying Agent, for the benefit of the Company Stockholders in amounts determined in accordance with Section 3.01, and (B) deliver such remaining portion of the Earnout Amount to the participants under the Company Bonus Plan as shall be required pursuant to the terms thereof.

(e) Notwithstanding anything herein to the contrary, if Parent or the Surviving Corporation would be prohibited under the terms of any credit facility binding on Parent or the Surviving Corporation (a “Payment Restriction”) from paying all or a portion of the Earnout Amount when due pursuant to Section 3.01 and this Section 3.05, in lieu thereof Parent shall issue one or more paid-in-kind promissory notes (the “PIK Notes”) in a form reasonably acceptable to the lenders under the credit facility and to the Paying Agent, in aggregate principal amount equal to the amount of the Earnout Amount which is then due and cannot be paid. The PIK Notes shall bear interest at a rate of LIBOR plus 4.75%, compounded annually, and shall become due and be paid promptly after such time as a Payment Restriction no longer exists; provided, that such repayment shall occur no later than 6 months following expiration of all credit facilities binding on Parent or the Company that are in existence at the time of such Payment Restriction.

(f) The Surviving Corporation shall use Commercially Reasonable Efforts to sell products and services that generate Earnout Revenue during the Earnout Period. Such products and services shall be sold on contract pricing, terms and margins consistent with how the Company is operated during the period from January 1, 2011 to the date hereof. For purposes of this Section 3.05(f), “Commercially Reasonable Efforts” means the level of efforts and resources necessary to commercialize the products and services sold and provided by the Company immediately prior to the Closing, consistent with the efforts and resources that a similarly situated company would typically devote to a line of products and services of similar market potential and profit potential, based on market conditions then prevailing.

(g) The Stockholder Representative and its designated Representatives shall be permitted to discuss matters relating to the amount of Earnout Revenue generated and manner of use of Commercially Reasonable Efforts with any of Douglas Engfer, Gary Mitcheltree, or Bob Young, at reasonable times and in a manner that does not interfere with the operation of the Company; provided, that the Stockholder Representative shall not be entitled to receive any written materials prior to receipt of the Initial Earnout Statement.

(h) The parties understand and agree that (i) the amounts payable pursuant to this Section 3.05 are an integral part of the Aggregate Merger Consideration and constitute consideration paid for Equity Securities in connection with the Merger, (ii) the rights to receive such amounts will not be represented by any form of certificate, are not transferable, except by operation of law (including, without limitation, laws relating to descent and distribution, divorce and community property), and do not constitute an equity or ownership interest in Parent or the Surviving Corporation, (iii) no Equityholder shall have any rights as a security holder of the Surviving Corporation or Parent as a result of such Equityholder’s right to receive any amounts under this Section 3.05, (iv) no interest is payable with respect to the amounts payable under this Section 3.05, and (v) any sale event (including stock purchase, asset purchase, merger, combination, exclusive license or other change of control, whether direct or indirect, whether by operation of law or otherwise) of the Surviving Corporation, Parent, Issuer or any of their respective Affiliates after the Effective Time shall (A) not relieve Parent or the Surviving Corporation of its obligations under this Section 3.05, and (B) require, as a condition precedent to such sale event, that the acquiror or surviving corporation, as the case may be, assume (whether expressly or by operation of law) this Agreement as part of the sale event and be liable for the payment of all amounts under this Section 3.05.

Section 3.06 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Stockholders properly exercising appraisal rights available under Section 262 of the Corporation Law (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Applicable Per Share Amount, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s shares of Company Capital Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Applicable Per Share Amount, without any interest thereon. The Company shall give Parent and Merger Sub (a) prompt notice of any written demands for appraisal of any shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the Corporation Law and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of Company Capital Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 3.07 Company Options.

(a) At the Effective Time, each then outstanding and unexercised Company Option (whether vested or unvested) granted under any Company Equity Plan, shall be cancelled and each vested Company Option shall be converted into the right to receive an amount of cash equal to (i) the excess, if any, of (A) the Applicable Per Share Amount over (B) the per share exercise price of such Company Option, multiplied by (ii) the number of shares of Company Common Stock covered by such Company Option, less any required withholding Taxes imposed on the recipient of such payment with respect to such payment. The amount and timing of the payment of the cash amount will be based on the amount and timing of the determination of the Applicable Per Share Closing Amount, the Applicable Per Share Earnout Amount and the Applicable Per Share Working Capital Amount; provided, that such amounts shall be payable as and when amounts are payable to holders of Company Common Stock generally pursuant to Section 3.01 and Section 3.05. Notwithstanding the foregoing, each outstanding Company Option granted under any Company Equity Plan with a per share exercise price that is equal to or greater than the Applicable Per Share Amount and each unvested Company Option shall be cancelled effective as of the Effective Time and no payment with respect to such Company Option shall be made to the holder of such Company Option. From and after the Effective Time, each Company Option, whether vested or unvested, shall no longer represent the right to purchase shares of Company Common Stock, but shall represent only the nontransferable right to receive the cash payments, if any, pursuant to this Agreement.

(b) Prior to the Effective Time, the Company shall take (or cause to be taken) any and all action, and shall obtain all such consents, as may be necessary to effect the foregoing provisions of this Section 3.07, including by amending the applicable Company Equity Plans and entering into option termination agreements with each holder of Company Options in a form reasonably acceptable to Parent.

Section 3.08 Company Warrants. The Company shall take such action prior to the Effective Time as shall be necessary to ensure that (a) all Company Warrants outstanding on the date hereof, other than Cancelled Warrants, will terminate immediately prior to the Effective Time in consideration for payment for an amount equal to (i) the excess, if any, of (A) the Applicable Per Share Amount, less (B) the per share exercise price of such Company Warrant, multiplied by (ii) the number of shares of Company Preferred Stock for which such Company Warrant is vested and exercisable immediately prior to termination thereof, subject to Section 3.09, and (b) all Cancelled Warrants will terminate immediately prior to the Effective Time without payment of any consideration therefor.

Section 3.09 Withholding Rights. Each of Issuer, Parent, Merger Sub, the Paying Agent, the Escrow Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder of Company Capital Stock, Company Options or Company Warrants, former holder of Company Capital Stock, Company Options or Company Warrants, or other Person pursuant to this Agreement such amounts as Issuer, Parent, Merger Sub, the Paying Agent, the Escrow Agent or the Surviving Corporation, as the case may be, is required to deduct or withhold therefrom under the Code, or any Tax law, with respect to the making of such payment. To the extent that such amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 3.10 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Issuer to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation and its Subsidiaries, Parent or Issuer with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and its Subsidiaries, Parent and Issuer shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action; provided, that (but subject to Article 10) all costs and expenses relating to such further action shall be the responsibility of the Surviving Corporation, Parent or Issuer and not of the Company Stockholders.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.06, except as set forth in the Company Disclosure Schedule, the Company represents and warrants, as of the date hereof and as of the Closing Date, as follows:

Section 4.01 Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) The Company has delivered to Parent accurate and complete copies of: (i) the Eleventh Amended and Restated Certificate of Incorporation of the Company, as amended and restated to date (“Certificate of Incorporation”); (ii) the bylaws of the Company, as amended to date, (iii) the stock records of the Company; and (iv) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Stockholders of the Company, the Company Board of Directors and all committees thereof. There has not been any violation of any of the provisions of the Certificate of Incorporation or bylaws of the Company, including all amendments thereto, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company Stockholders, the Company Board of Directors and all committees thereof.

(c) Section 4.01(c) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company and its jurisdiction of incorporation or organization. Each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary. A list of jurisdictions in which each Subsidiary is so qualified is set forth on Section 4.01(c) of the Company Disclosure Schedule. No Subsidiary has been dissolved. No insolvency or similar proceedings have been initiated or applied for with respect to a Subsidiary and no reasons exist why such proceedings would need to be initiated, including any Subsidiary being unable to pay its debts as they become due, and no such inability to pay debts is imminent. Except as set forth on Section 4.01(c) of the Company Disclosure Schedule, the Company (i) does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, (ii) is not a participant in any joint venture, partnership or similar arrangement, and (iii) has not agreed and is not obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person.

Section 4.02 Corporate Authorization.

(a) The Company has the right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and the Company Board of Directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) At a meeting duly called and held, the Company Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company Stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby, and (iii) unanimously determined to recommend that the Company Stockholders consent in writing to the adoption of this Agreement and approval of the transactions contemplated hereby.

(c) The Requisite Stockholder Approval is the only vote or consent of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the terms of the Merger and the consummation of the transactions contemplated hereby.

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal securities laws, and (iii) any actions or filings the absence of which would be, individually or in the aggregate, material to the Company or impair the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 4.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

Section 4.05 Capitalization.

(a) The authorized capital stock of the Company consists of 44,520,191 shares of Company Common Stock and 34,366,034 shares of Company Preferred Stock, of which 3,895,117 shares are designated as Series A Preferred Stock, 16,006,607 shares are designated as Series B Preferred Stock, 1,368,806 shares are designated as Series C Preferred Stock, 11,395,504 shares are designated as Series D Preferred Stock, and 1,700,000 shares are designated as Series E Preferred Stock. As of the date of this Agreement, there are outstanding 5,460,873 shares of Company Common Stock, 3,895,117 shares of Series A Preferred Stock, 12,532,016 shares of Series B Preferred Stock, and 9,117,514 shares of Series D Preferred Stock. As of the date of this Agreement, there are outstanding Company Options to purchase an aggregate of 3,132,261shares of Company Common Stock. As of the date of this Agreement, there are outstanding Company Warrants to purchase an aggregate of 360,000 shares of either Series B Preferred Stock or Series D Preferred Stock (at the election of the holders thereof), Company Warrants to purchase an aggregate of 1,248,503 shares of Series D Preferred Stock, and Company Warrants to purchase an aggregate of 1,700,000 shares of Series E Preferred Stock.

(b) As of the date of this Agreement, the Company has reserved 4,930,500 shares of Company Common Stock for issuance upon exercise of Company Options. All outstanding shares of Company Capital Stock have been, and all shares that may be issued pursuant to the Company Equity Plans and Company Warrants will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. There are no shares of Company Capital Stock that remain subject to vesting or forfeiture restrictions. Section 4.05(b)(i) of the Company Disclosure Schedule contains a complete and correct list of each outstanding Company Option under the Company Equity Plans to purchase shares of Company Common Stock, including (i) the holder, (ii) date of grant, (iii) the number of shares of Company Common Stock subject to such Company Option, (iv) the exercise price per share, (v) the number of vested and unvested shares subject to such Company Option as of the date of this Agreement, and (vi) whether any Company Option is an “incentive stock option” within the meaning of Section 422 of the Code.

(c) Except as set forth in this Section 4.05 and for changes since the date of this Agreement resulting from the exercise of Company Options outstanding on such, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).

(d) All outstanding shares of Company Capital Stock have been issued and granted in compliance with (i) all applicable securities laws and other Applicable Laws, (ii) the Company’s certificate of incorporation and bylaws in effect at the time of such issuance, (iii) all pre-emptive rights, and (iv) all other requirements set forth in applicable Contracts. No Special Mandatory Conversion (as defined in the Certificate of Incorporation) has occurred pursuant to Section C.5-A of Article FOURTH of the Certificate of Incorporation.

(e) The Company has never repurchased, redeemed or otherwise reacquired any shares of its capital stock and there are no outstanding rights or obligations of the Company to repurchase or redeem any of its securities.

(f) The spreadsheet attached hereto as Exhibit D (the “Aggregate Merger Consideration Spreadsheet”) contains a complete and accurate list of the Equityholders on the date hereof and at the Effective Time, and the types and amount of Equity Securities held by each Equityholder. The Aggregate Merger Consideration Spreadsheet sets forth an accurate calculation of (i) the amount of the Applicable Per Share Closing Amount payable with respect to all Equity Securities outstanding on the date hereof, assuming the Effective Time were to occur on the date hereof, (ii) the amount of the Applicable Per Share Working Capital Amount payable with respect to all Equity Securities outstanding on the date hereof, assuming the Merger Consideration Adjustment Amount were to equal $2,000,000, (iii) the amount of the Applicable Per Share Earnout Amount payable with respect to all Equity Securities outstanding on the date hereof, assuming the Earnout Amount were to equal $15,000,000, (iv) the Applicable Per Share Closing Amounts payable to each Equityholder, and the portions thereof (A) payable into the General Escrow Fund, and (B) payable into the Stockholder Representative Escrow Fund, and (v) the Closing Pro Rata Share for each Company Stockholder.

Section 4.06 Subsidiaries.

(a) All of the outstanding capital stock of, shares in, or other voting securities or ownership interests in, each Subsidiary of the Company is fully paid and owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, shares or other voting securities or ownership interests), and free of any additional payment obligations. With respect to such capital stock, shares, other voting securities and ownership interests, no repayments of capital, hidden distributions of profit or hidden contributions in kind have been made. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock, shares in or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock of, shares in, or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, long term performance awards, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i)-(iii), in addition to all shares of capital stock or voting securities of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. No Subsidiary has entered into a Contract with any third party with respect to the governance or control of a Subsidiary or obligating a Subsidiary to subordinate its management or transfer its profit to a third party. No silent participations or other rights of third parties to participate in the revenues, profits, assets, equity (or the value thereof) of any Subsidiary exist.

(b) Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person (other than a Subsidiary of the Company).

(c) The Company and its Subsidiaries will collectively have no less than $10,000,000 of Cash on the Closing Date, including Cash available to be repatriated to the United States without assessed Tax.

Section 4.07 Financial Statements.

(a) The Company has delivered to Parent the Company’s audited consolidated balance sheets as of December 31, 2011, 2010 and 2009 and the related audited consolidated statements of income, stockholders’ equity and cash flows for each of the years ended December 31, 2011, 2010 and 2009 (the “Year-End Financial Statements”), the unaudited consolidated interim balance sheet as of May 31, 2012 and the related unaudited consolidated interim statements of income, stockholders’ equity and cash flows for the 5 months ended May 31, 2012 (together with the Year-End Financial Statements, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared from the books and records of the Company, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except as may be expressly indicated in the notes thereto), and (iv) fairly present in all material respects the financial condition of the Company and its Subsidiaries at the dates therein indicated and the results of operations and cash flows of the Company and its Subsidiaries for the periods therein specified (subject, in the case of unaudited interim period financial statements, to the absence of notes and normal year-end audit adjustments, none of which individually or in the aggregate will be material in amount).

(c) The books of account and other financial records of the Company and its Subsidiaries have been kept accurately in the ordinary course of business consistent in all material respects with Applicable Laws, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company and its Subsidiaries have been properly recorded therein in all material respects. The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Company Board of Directors, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries, (iv) that the amount recorded for assets on the books and records of the Company are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Since December 31, 2011, there has been no change in any accounting controls, policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company.

Section 4.08 Absence of Certain Changes. Since the Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or its Subsidiaries;

(c) any amendment of the Certificate of Incorporation or bylaws of the Company (whether by amendment, restatement, merger, consolidation or otherwise);

(d) any splitting, combination or reclassification of any shares of Company Capital Stock or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Company Securities, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Company Securities;

(e) (i) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any Company Securities, other than the issuance of any shares of Company Capital Stock upon the exercise of Company Options or Company Warrants that were outstanding on the Balance Sheet Date in accordance with the terms of those Company Options or Company Warrants on the Balance Sheet Date or (ii) amendment of any term of any Company Security (in each case, whether by merger, consolidation or otherwise);

(f) any incurrence of any capital expenditures or any obligations or liabilities in respect thereof by the Company and its Subsidiaries in excess of $25,000 individually or $100,000 in the aggregate;

(g) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by the Company or its Subsidiaries of any assets, securities, properties, interests or businesses (other than the acquisition of assets from commercial vendors in the ordinary course of business consistent with past practice);

(h) any material sale, lease or other transfer, or creation or incurrence of any material Lien on, any assets, securities, properties, interests or businesses of the Company and its Subsidiaries, other than sales of Company Products in the ordinary course of business consistent with past practice;

(i) the making by the Company or any of its Subsidiaries of any loans, advances or capital contributions to, or investments in, any other Person, other than loans and advances in the ordinary course of business consistent with past practice;

(j) the creation, incurrence or assumption by the Company or any of its Subsidiaries of any Indebtedness in excess of $100,000 individually or $500,000 in the aggregate;

(k) (i) the entering into of any Contract that limits or otherwise restricts in any material respect the Company or any of its Affiliates or any successor thereto or that would reasonably be expected to, after the Effective Time, limit or restrict in any material respect the Company, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (ii) the entering into, amendment or modification in any material respect or termination of any Material Contract or waiver, release or assignment of any material rights, claims or benefits of the Company;

(l) other than in the ordinary course of business consistent with past practice: (i) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with, or the hiring or termination of, any director, officer, advisor, consultant or employee of the Company or any of its Subsidiaries, (ii) the establishment, adoption, termination, modification or amendment (except as required by Applicable Law (including to avoid adverse Tax consequences under Section 409A of the Code)) of any Employee Plan (as defined herein), (iii) the payment, announcement, promise or grant, whether oral or in writing, of any increase in or establishment of (as applicable) any compensation, base pay, salary, bonus, incentive, commission, severance or termination payment, deferred compensation, pension, retirement, profit sharing, fringe benefit, equity or equity-linked award or other form of compensation or benefits payable to any director, officer, advisor, consultant or employee of the Company or any of its Subsidiaries (including, without limitation, any increase or change pursuant to any Employee Plan), or (iv) the acceleration of the vesting or payment of any compensation or benefits under any Employee Plan (except as otherwise contemplated by this Agreement);

(m) any change in the methods of accounting or accounting practices of the Company, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(n) any settlement of, or offer or proposal to settle, (i) any material Proceeding or claim involving or against the Company or any of its Subsidiaries, (ii) any Stockholder litigation or dispute against the Company, any of its Subsidiaries or any of their respective officers or directors or (iii) any Proceeding that relates to the transactions contemplated hereby;

(o) any material Tax election made or changed; any claim, notice, audit report or assessment in respect of Taxes settled or compromised (or agreement with respect thereto); any Tax allocation agreement, Tax sharing agreement, advance pricing agreement, cost sharing agreement, pre-filing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into; any Tax petition, Tax complaint or administrative Tax appeal filed; or any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment consented to; or

(p) any agreement or commitment to take any of the actions referred to in clauses (a) through (o).

Section 4.09 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities or obligations disclosed and provided for in the Balance Sheet or in the notes thereto;

(b) liabilities or obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice;

(c) the liabilities or obligations identified in Section 4.09 of the Company Disclosure Schedule; and

(d) liabilities or obligations arising under this Agreement.

Section 4.10 Material Contracts.

(a) Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following (a Contract responsive to any of the following categories being hereinafter referred to as a “Material Contract”):

(i) except for Contracts with respect to which the Company will not have liability or any other obligations after the Effective Time and pursuant to which there will not be any Lien on any of the Company’s or its Subsidiaries’ assets (“Non-Executory Contracts”), any lease (whether of real or personal property) providing for annual rentals of $25,000 or more;

(ii) any Contract pursuant to which (A) any Intellectual Property Right or Intellectual Property is licensed, sold, assigned or otherwise conveyed or provided to the Company or any of its Subsidiaries (other than (x) Contracts that are non-exclusive in-licenses and purchase agreements for commercial off-the-shelf software that are generally available on non-discriminatory pricing terms for a cost of not more than $5,000 for a perpetual license for a single user or work station or $25,000 in the aggregate for all users and work stations, and (y) non-disclosure and/or invention assignment agreements entered into in the ordinary course of business), or (B) the Company or any Subsidiary has licensed, sold, assigned or otherwise conveyed or provided to any Person any Intellectual Property or Intellectual Property Rights (other than Contracts with Company customers that include non-exclusive licenses for the use of Company Intellectual Property and Company Intellectual Property Rights in connection with the performance of clinical trials or the utilization of the results of such clinical trials), or (C) the Company or any Subsidiary has agreed not to enforce any Intellectual Property Right against any Person, or which contains any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, assert, enforce, or otherwise exploit any Company IP anywhere in the world

(iii) any Contract pursuant to which any Company IP is or has been exclusively licensed (whether or not such license is currently exercisable), sold, assigned or otherwise conveyed or provided to a third party by the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries has agreed not to enforce any Intellectual Property Right against any third party.

(iv) any Contract imposing any material restriction on the right or ability of the Company or any of its Subsidiaries, or, after the Effective Time, the right or ability of Issuer, Parent or the Surviving Corporation or any of their respective Affiliates (A) to compete in any line of business or with any Person or in any area or which would so limit the freedom of Issuer, Parent or the Surviving Corporation or any of their respective Affiliates after the Closing Date (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the Company Products or any related Intellectual Property or Intellectual Property Right), (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any Intellectual Property or technology;

(v) except for Non-Executory Contracts, any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company or any of its Subsidiaries of $100,000 or more or (B) aggregate payments by the Company or any of its Subsidiaries of $250,000 or more;

(vi) any Contract providing for “most favored nation” terms, including such terms for pricing;

(vii) any Contract granting a right of first refusal or right of first negotiation by the Company or any Subsidiary or to the Company or any Subsidiary by any Person;

(viii) any Contract having a value greater than $250,000 and relating to the manufacturing, distribution, supply or marketing of any of the Company Products;

(ix) any partnership, joint venture or any sharing of revenues, profits, losses, costs or liabilities or any other similar Contract;

(x) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) entered into after January 1, 2009 or pursuant to which the Company has any current or future rights or obligations;

(xi) except for Non-Executory Contracts, any Contract relating to Indebtedness in an aggregate amount in excess of $250,000 (whether incurred, assumed, guaranteed or secured by any asset);

(xii) any Contract relating to the acquisition, issuance or transfer of any securities (other than pursuant to, and in accordance with the terms of, Company Options and Company Warrants outstanding as of the date of this Agreement);

(xiii) except for Non-Executory Contracts, any Contract relating to any interest rate, currency or commodity derivatives or hedging transaction;

(xiv) any Contract under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company or any of its Subsidiaries or (B) the Company or any of its Subsidiaries has directly or indirectly guaranteed liabilities or obligations of any other Person (in each case other than endorsements for the purposes of collection in the ordinary course of business);

(xv) except for Non-Executory Contracts, any Contract relating to the creation of any material Lien with respect to any asset of the Company or any of its Subsidiaries (excluding Liens created for the purchase, sale or of products or services in the ordinary course of business consistent with past practice);

(xvi) any Contract which contains any provisions requiring the Company or any of its Subsidiaries to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services in the ordinary course of business consistent with past practice pursuant to the Company’s standard form agreement(s), as provided to Parent);

(xvii) any Contract with any Related Person;

(xviii) any employment, severance, retention, bonus or other agreement, program, policy or arrangement with any current or former employee, officer, director, advisor or consultant of the Company or any of its Subsidiaries (A) pursuant to which the Company or any of its Subsidiaries has any current or future rights or obligations, or (B) which provides for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement;

(xix) any collective bargaining agreement or other Contract with any labor union; and

(xx) any other Contract not made in the ordinary course of business that is material to the Company or any of its Subsidiaries.

(b) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Section 4.10(a) of the Company Disclosure Schedule, including all amendments thereto. Section 4.10(a) of the Company Disclosure Schedule provides an accurate description of the terms of each Company Contract identified in Section 4.10(a) of the Company Disclosure Schedule that is not in written form.

(c) Each Material Contract is a valid and binding agreement of the Company or any of its Subsidiaries, and is in full force and effect, and neither the Company nor any of its Subsidiaries is, and, to the Knowledge of the Company, no other party thereto is in default or breach in any material respect under the terms of any such Contract, and, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract, or (iv) give any Person the right to cancel, terminate or modify any Material Contract.

(d) Since January 1, 2009, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, any other communication regarding any violation or breach of, or default under, any Material Contract.

(e) No Person is renegotiating, or has a right (or has asserted a right) pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company or any of its Subsidiaries under any Material Contract or any other material term or provision of any Material Contract.

Section 4.11 Compliance with Applicable Laws.

(a) The Company and its Subsidiaries are, and have at all times since January 1, 2007 been, in material compliance with, and to the Knowledge of the Company are not, and at no time since January 1, 2007 have been, under investigation with respect to or threatened to be charged with or given notice of any violation of, any Applicable Law.

(b) Since January 1, 2007, neither the Company nor any of its Subsidiaries has, and, to the Knowledge of the Company, no agent, employee or other Person associated with or acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly:

(i) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to the business of the Company or any of its Subsidiaries;

(ii) made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise;

(iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption statute; or

(iv) made any bribe, payoff, influence payment, kickback or other similar unlawful payment.

(c) Each of the Company Products marketed, licensed, sold, performed, distributed or otherwise made available by the Company or any of its Subsidiaries since January 1, 2007 has been at all times up to and including the sale, license, distribution or other provision thereof, marketed, licensed, sold, performed or otherwise made available in compliance in all material respects with all Applicable Laws.

(d) The Company and its Subsidiaries have complied with Applicable Law relating to foreign bank account reporting in all respects.

Section 4.12 Litigation.

(a) Except as set forth in Section 4.12(a) of the Company Disclosure Schedule, there is no pending Proceeding, and (to the Knowledge of the Company), since January 1, 2007, no Person has threatened to commence any Proceeding: (i) against the Company or any of its Subsidiaries or that involves any of the assets owned or used by the Company or any of its Subsidiaries or any Person whose liability the Company or any of its Subsidiaries has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise materially interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the Knowledge of the Company, except as set forth in Section 4.12(a) of the Company Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Proceeding. The Company has submitted each pending or threatened Proceeding for which there is insurance coverage to its applicable insurance carrier.

(b) There is no order, writ, injunction, directive, restriction, judgment or decree to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries, is subject which restricts in any respect the ability of the Company or any of its Subsidiaries to conduct its business. To the Knowledge of the Company, no officer or other employee of the Company or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries.

Section 4.13 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property. The Company and its Subsidiaries have good and valid leasehold interests in each parcel of real property leased by them (the “Company Leased Real Property”). Section 4.13(a) of the Company Disclosure Schedule lists each lease, sublease, license or other occupancy agreement or arrangement relating to the Company Leased Real Property (each, a “Real Property Lease”).

(b) The Company Leased Real Property is not subject to any Liens, except for Permitted Liens. Neither the Company nor any of its Subsidiaries has received any written notice within the 12 months prior to the date of this Agreement of a material violation of any ordinances, regulations or building, zoning or other similar laws with respect to the Company Leased Real Property. Neither the Company nor any of its Subsidiaries has received any written notice of any expiration of, pending expiration of, changes to, or pending changes to any material entitlement relating to the Company Leased Real Property and there is no condemnation, special assessment or the like pending or, to the Knowledge of the Company, threatened with respect to any of the Company Leased Real Property. The Company and its Subsidiaries have the right to use and occupy the Company Leased Real Property for the full term of the Real Property Lease relating thereto.

Section 4.14 Properties.

(a) The Company and its Subsidiaries have good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets, has valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices, and except where the failure to have such title or interest would not materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets. None of such property or assets is subject to any Lien, except:

(i) Liens disclosed on the Balance Sheet;

(ii) Liens for Taxes not yet due and payable;

(iii) Liens for Taxes being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or

(iv) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets (clauses “(i)” through “(iv)” of this Section 4.14(a) are, collectively, the “Permitted Liens”).

(b) To the Knowledge of the Company, there are no pending or threatened developments affecting any such property or assets, which would reasonably be expected to materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets.

(c) The equipment owned by the Company and its Subsidiaries has no material defects, is in good operating condition and repair and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and is adequate and suitable for its present uses.

(d) The property and assets owned or leased by the Company and its Subsidiaries, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the businesses of the Company and its Subsidiaries and are adequate to conduct such business as currently conducted.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Schedule accurately identifies and describes as of the date of this Agreement each Company Product.

(b) Section 4.15(b) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement (i) each item of Company Registered IP, (ii) the jurisdiction in which such item of Company Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, (iii) any other Person that has an ownership interest in such item of Company Registered IP and the nature of such ownership interest, and (iv) all material unregistered trademarks used in connection with the Company Products. The Company has provided to Parent complete and accurate copies of all applications, patent office correspondence, and other material documents related to each such item of Company Registered IP.

(c) Section 4.15(c) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement (i) all Intellectual Property Rights or Intellectual Property licensed, sold, assigned or otherwise conveyed or provided to the Company or any of its Subsidiaries (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, the Company Products, and (C) is generally available on standard terms for either (y) annual payments by the Company of $5,000 or less or (z) aggregate payments by the Company of $25,000 or less), (ii) the corresponding Contract or Contracts pursuant to which such Intellectual Property Right or Intellectual Property is licensed to the Company or any its Subsidiaries, and (iii) whether the license or licenses granted to the Company or any of its Subsidiaries is or are, as the case may be, exclusive or nonexclusive. No Person who has licensed Intellectual Property or Intellectual Property Rights to the Company or any of its Subsidiaries has ownership rights or license rights to derivative works or improvements made by the Company or any of its Subsidiaries related to such Intellectual Property or Intellectual Property Rights.

(d) Except as disclosed on Section 4.15(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, assert, enforce, or otherwise exploit any Company IP anywhere in the world, or (ii) has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Intellectual Property Right to any Person.

(e) Section 4.15(e) of the Company Disclosure Schedule contains a complete and accurate list of all Company IP Contracts pursuant to which the Company is obligated to pay royalties, fees, commissions, and other amounts (other than sales commissions paid to employees according to the Company’s standard commissions plan) for the license or distribution of any software included in the Company IP, or for the use by the Company or any Subsidiary of any Intellectual Property Rights of any Person (other than Contracts that are non-exclusive in-licenses and purchase agreements for commercial off-the-shelf Intellectual Property that are generally available on non-discriminatory pricing terms for a cost of not more than $5,000 for a perpetual license for a single user or work station or $25,000 in the aggregate for all users and work stations).

(f) The Company has provided to Parent an accurate and complete copy of each standard form of Company IP Contract used by the Company or any of its Subsidiaries at any time and when such form was used (if such form is no longer used as of the date of this Agreement), including each standard form of (i) end user agreement (“End User Agreement”), (ii) affiliate, partner or marketing agreement, (iii) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision, (iv) development, consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision, or (v) confidentiality or nondisclosure agreement.

(g) The Company and its Subsidiaries exclusively own all right, title, and interest to and in the Company IP free and clear of any Liens (other than licenses granted pursuant to the Contracts listed in Section 4.15(d) of the Company Disclosure Schedule). Each Person who is or was an employee, officer, director or contractor of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any Company IP has signed an enforceable agreement containing an assignment to the Company of all Intellectual Property Rights in such Person’s contribution to the Company IP, in substantially the form provided to Parent as described at Section 4.15(f)(iii). No current or former shareholder, officer, director or employee of the Company has any claim, right (whether or not currently exercisable), or ownership interest in any Company IP. To the Knowledge of the Company, no employee of the Company is (i) bound by or otherwise subject to any Contract restricting such employee from performing their duties for the Company or (ii) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to their activities as an employee of the Company.

(h) To the Knowledge of the Company, all Company Registered IP is valid, subsisting, and enforceable. The Company has made all filings and payments and taken all other actions required to be made or taken to maintain each item of Company Registered IP in full force and effect by the applicable deadline and otherwise in accordance with all Applicable Laws. No interference, opposition, reissue, reexamination, or other proceeding is or since January 1, 2010 has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be, contested or challenged. Each item of Company Registered IP is in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline. Except as disclosed in Section 4.15(c) of the Company Disclosure Schedule, no application for a patent or a material copyright, or trademark registration or any other type of material Company Registered IP filed by or on behalf of the Company at any time since January 1, 2010 has been abandoned, allowed to lapse, or rejected. The Company has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company Registered IP. The Company and its patent counsel have complied with their duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Authorities with respect to any patents included in the Company Registered IP. To the Knowledge of the Company, no trademark or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark or trade name owned, used, and applied for by any other Person. To the Knowledge of the Company, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any material trademark (whether registered or unregistered) owned, used, or applied for by the Company. Section 4.15(h) of the Company Disclosure Schedule sets forth a detailed listing with respect to each item of Company Registered IP and all actions, filings and payment obligations due to be made to any Governmental Authority within one hundred and eighty (180) days following the Closing Date. Except as disclosed in Section 4.15(h) of the Company Disclosure Schedule, to the Knowledge of the Company, all Company Products covered by a patent, trademark or copyright included in the Company Intellectual Property Rights have been marked with the notice (applicable as of the date hereof) of all nations requiring such notice in order to collect damages.

(i) Except as set forth on Section 4.15(i) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Section 4.15(i) of the Company Disclosure Schedule accurately identifies as of the date of this Agreement (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any of its Subsidiaries or any representative of the Company or any of its Subsidiaries regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(j) The Company and its Subsidiaries have taken all reasonable measures to protect and maintain at all times the confidentiality of all proprietary information and trade secrets included within the Company IP or the Intellectual Property Rights or Intellectual Property licensed to the Company or any of its Subsidiaries.

(k) Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company IP; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Contract listed or required to be listed in Sections 4.15(d) or 4.15(e) of the Company Disclosure Schedule; (iii) the release, disclosure, or delivery of any

Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Intellectual Property or Intellectual Property Right.

(l) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed, misappropriated, or otherwise violated any Intellectual Property Right of any other Person. No infringement, misappropriation, or similar claim or Proceeding is pending or threatened in writing against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any Person who may be entitled to be indemnified or reimbursed by the Company or any of its Subsidiaries with respect to such claim or Proceeding. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person.

(m) The Company or its Subsidiaries own or otherwise have the right to use all Intellectual Property and Intellectual Property Rights used in or necessary for the conduct the business of the Company and its Subsidiaries as currently conducted or as proposed to be conducted.

(n) To the Knowledge of the Company, none of the Company Products (i) contains any bug, defect or error that materially and adversely affects the use, functionality, or performance of such Company Product or any product or system containing or used in conjunction with such Company Product, or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Product or any product or system containing or used in conjunction with such Company Product.

(o) No Company Product contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed by the Company or, to the Knowledge of the Company, any third party and intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Company implements industry standard measures designed to prevent the introduction of Malicious Code into Company Products, including firewall protections and regular virus scans.

(p) Except as provided in Section 4.15 (p) of the Company Disclosure Schedule, no source code for any Company Product has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or any of its Subsidiaries. Except as provided in Section 4.15 (p) if the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Product to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Company Product to any other Person who is not, as of the date of this Agreement, an employee of the Company or any of its Subsidiaries.

(q) No Company Product is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) could require, or could condition the use or distribution of such Company Product or portion thereof on, (A) the disclosure, licensing, or distribution of any source code for any portion of Company IP embodied in such Company Product, or (B) the granting to licensees of the right to make derivative works or other modifications to such Company Products or portions thereof or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of the Company to use, distribute or charge for any Company Product.

(r) No funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property Rights owned by the Company. The Company is not nor has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Intellectual Property owned by the Company.

Section 4.16 Information Technology. The information technology systems used by the Company and its Subsidiaries (“IT Systems”) are designed, implemented, operated and maintained in accordance with customary industry standards and practices for entities operating businesses similar to the business of the Company, including with the respect to redundancy, reliability, scalability and security. Without limiting the foregoing, (i) the Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that their IT Systems are free from Malicious Code, and (ii) the Company and its Subsidiaries have in effect industry standard disaster recovery plans, procedures and facilities for their businesses and have taken all commercially reasonable steps to safeguard the security and the integrity of their IT Systems. To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of security with respect to the IT Systems. The Company and its Subsidiaries have implemented any and all security patches or upgrades that are generally available for the IT Systems.

Section 4.17 Privacy.

(a) The Company and its Subsidiaries are, and have at all times been, in compliance with (i) all Applicable Laws regarding the protection, storage, use, and disclosure of Personal Data and Protected Health Information; (ii) the privacy policies and other Contracts (or portions thereof) in effect between the Company or any of its Subsidiaries and their respective customers and other business partners that are applicable to the use and disclosure of Personal Information (such policies and Contracts being hereinafter referred to as “Privacy Agreements”).

(b) The Privacy Agreements do not require the delivery of any notice to or consent from any Person, or prohibit the transfer of Personal Data or Protected Health Information collected and in the possession or control of the Company or any of its Subsidiaries to Parent, in connection with the execution, delivery, or performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement.

(c) The Company and its Subsidiaries have confidentiality agreements in place with all Affiliates, vendors or other Persons whose relationship with the Company or such Subsidiaries involves the collection, use, disclosure, storage, or processing of Personal Data or Protected Health Information on behalf of the Company or such Subsidiaries, which agreements require such Persons to protect such Personal Data or Protected Health Information in a manner consistent with the obligations of the Company and its Subsidiaries in the Privacy Agreements and in compliance with Applicable Laws.

(d) To the Knowledge of the Company, neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement will result in any violation of any Privacy Agreements or any Applicable Law pertaining to privacy, Personal Data or Protected Health Information.

(e) The Company has reasonable safeguards in place to protect Personal Data and Protected Health Information in the possession or control of the Company or its Subsidiaries from unauthorized access by third Persons, including the employees and contractors of the Company and its Subsidiaries.

(f) To the Knowledge of the Company, no Person has made any illegal or unauthorized use of Personal Data or Protected Health Information that was collected by or on behalf of the Company or any of its Subsidiaries and is in the possession or control of the Company or any of its Subsidiaries.

Section 4.18 Insurance Coverage. The Company has provided to Parent a list of, and accurate and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries, each of which is in full force and effect. There is no material claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Company has otherwise complied fully with the terms and conditions of all such policies and bonds. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company. The Company has no Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. After the Closing, to the Knowledge of the Company, the Company and its Subsidiaries shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

Section 4.19 Licenses and Permits. The Company and its Subsidiaries have, and at all times since January 1, 2007 have had, all licenses, permits, qualifications, accreditations, approvals and authorizations of any Governmental Authority (collectively, the “Permits”), and have made all necessary filings required under Applicable Law, necessary to service their accounts in accordance with Applicable Laws and otherwise to conduct the business of the Company and its Subsidiaries, except where the failure to have such licenses, permits, qualification, accreditations, approvals, authorizations or to make filings, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Since January 1, 2007, neither the Company nor any of its Subsidiaries has received any written notice or other written communication regarding any actual or possible violation of or failure to comply with any term or requirement of any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit. Section 4.19(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all Permits issued to the Company and its Subsidiaries. To the Knowledge of the Company, each such Permit has been validly issued or obtained and is, and after the consummation of the transactions contemplated by this Agreement will be, in full force and effect. Section 4.19 of the Company Disclosure Schedule sets forth an accurate and complete list of all Permits for which the Company and its Subsidiaries have applied or have taken the steps necessary to secure or maintain or that the Company or any of its Subsidiaries otherwise intend to obtain.

Section 4.20 Tax Matters.

(a) Each of the Company and its Subsidiaries has duly and timely filed with the appropriate Tax authorities all Tax Returns required to be filed by or with respect to it. All such Tax Returns are complete and accurate in all material respects. All Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Returns) have been paid. None of the Company and its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by a Tax authority or other Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or such

Subsidiary is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return. Since the Balance Sheet Date, the Company and its Subsidiaries have not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(b) Neither the Company nor any of its Subsidiaries has received written notice of any claimed, proposed or assessed Tax deficiency. Neither the Company nor any of its Subsidiaries has received written notice of any audit, assessment, examination or proceeding for or relating to Taxes of the Company and its Subsidiaries, and there is no pending audit, examination or proceeding brought by a Tax authority for or relating to such Taxes. The Company has delivered or made available to Parent complete and accurate copies of all federal, state, local and foreign Tax Returns of the Company and its Subsidiaries (and any predecessor thereof) for all taxable years ending on or after December 31, 2006, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company and its Subsidiaries (or any predecessors thereof) since December 31, 2006. None of the Company and its Subsidiaries (or any predecessor thereof) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(c) There are no Liens for Taxes upon any property or asset of the Company or its Subsidiaries (other than (1) Liens for Taxes not yet due and payable and (2) Liens for Taxes being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet).

(d) None of the Company and its Subsidiaries has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code (or any corresponding provision of state, local or foreign Tax law).

(e) None of the Company and its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or disposition on or prior to the Closing Date (other than dispositions in the ordinary course of business), any accounting method change or agreement with any Tax authority made or entered into prior to the Closing, any prepaid amount received prior to the Closing (other than such amounts received in the ordinary course of business) or any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law).

(f) None of the Company and its Subsidiaries (i) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (ii) has been a Stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code; (iii) has been a “personal holding company” as defined in Section 542 of the Code; or (iv) has, in a country other than the country of its formation, (A) if such country does not have a bilateral income Tax treaty with the United States, engaged in a trade or business in such a manner as to become subject to the income Tax jurisdiction of such country, or (B) if such country has a bilateral income Tax treaty with the United States had a permanent establishment (within the meaning of such Tax treaty).

(g) None of the Company and its Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.

(h) None of the Company and its Subsidiaries has been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under applicable analogous provisions of state, local or foreign Tax law. If the Company or any of its Subsidiaries has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, then the Company or its Subsidiary, as the case may be, believes that it has either (x) substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction. Neither the Company nor any of its Subsidiaries has participated in any Tax amnesty program relating to income, sales, use, employment or any other material Taxes.

(i) None of the Company and its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). None of the Company and its Subsidiaries has (i) any liability for the Taxes of any Person (other than Taxes of the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), or (ii) any material liability for the Taxes of any Person (other than Taxes of the Company and its Subsidiaries) as a transferee or successor, by Contract or otherwise.

(j) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Stockholders or other Person.

(k) Within the past three years, none of the Company and its Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was governed or treated by the parties thereto as governed by Section 355 of the Code.

Section 4.21 Employees and Employee Benefit Plans.

(a) (i) Section 4.21(a)(i) of the Company Disclosure Schedule sets forth an accurate and complete list of the names, titles, annual base salary or hourly wages, commission or bonus opportunity, hire date, accrued vacation and paid-time-off, principal work location and leave status of all employees of and independent contractors to the Company and its Subsidiaries as of the date of this Agreement, and each employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws. (ii) Except as set forth on Section 4.21(a)(ii) of the Company Disclosure Schedule, the services provided by each employee and independent contractor of the Company and its Subsidiaries are terminable at the will of the Company and its Subsidiaries. (iii) No executive or key employee of the Company or any of its Subsidiaries identified on Section 4.21(a)(iii) of the Company Disclosure Schedule has informed the Company or any of its Subsidiaries of any plan to terminate employment with or services for the Company and any of its Subsidiaries and, to the Knowledge of the Company, no such person has any plans to terminate such employment or service.

(b) (i) Section 4.21(b)(i) of the Company Disclosure Schedule sets forth an accurate and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each other material employment, severance or similar Contract and each other plan, agreement, policy, program, commitment or arrangement (written or oral) providing for compensation, bonuses, commission, profit-sharing, retention, equity or other equity-related rights, incentive or deferred compensation, vacation benefits, tuition benefits, vacation or paid-time-off, employee assistance program, workers’ compensation, supplemental unemployment benefits, severance benefits, change of control payments, post-employment or retirement benefits, in any case, which is maintained, administered or contributed to by the Company or any Subsidiary thereof and covers any employee or former employee of the Company or any Subsidiary thereof, or with respect to which the Company has or may have any liability (whether actual or contingent) (collectively, the “Employee Plans”). (ii) Except as set forth on

Section 4.21(b)(ii) of the Company Disclosure Schedule, none of the Employee Plans provides for any change in control payment, acceleration of vesting or severance payment (or any similar provision) in connection with the transactions contemplated by this Agreement.

(c) With respect to each Employee Plan, the Company has furnished or made available to Parent accurate and complete copies of (i) all documents constituting each Employee Plan, including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan, (iii) if the Employee Plan is funded, the three most recent annual and periodic accounting of Employee Plan assets, (iv) the most recent summary plan description and any summary(ies) of material modifications, if any, (v) all material written Contracts relating to each Employee Plan to the extent currently effective, including administrative service agreements and group insurance contracts, (vi) the most recent determination or opinion letter issued by the IRS with respect to each Employee Plan intended to be qualified under Section 401(a) of the Code, and (vii) all material correspondence within the past three years to or from any Governmental Authority relating to any Employee Plan.

(d) Neither the Company nor any of its Subsidiaries, sponsors, maintains or contributes to, or has any current or contingent liability with respect to any Employee Plan subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code, any “multiple employer plan” within the meaning of Section 413(c) of the Code, or any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or any “multiemployer plan,” as defined in Section 3(37) of ERISA.

(e) The Company and its Subsidiaries have performed all material obligations required to be performed by under, are not in default or violation of, and the Company has no Knowledge of any default or violation by any other party with respect to, any Employee Plan. Each Employee Plan has been established, administered and maintained in accordance with its terms and in compliance in all material respects with the requirements of Applicable Law, including ERISA and the Code, as applicable. Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked, or has pending or has time remaining in which to file an application for such determination from the IRS, and, to the Company’s Knowledge, there is no event or circumstance that has adversely affected or would be reasonably expected to adversely affect such qualification or exemption.

(f) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, including any termination of employment or service) (i) entitle any current or former employee or independent contractor or director of the Company or any of its Subsidiaries to compensation or benefits (including any termination or severance pay), (ii) accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or (iii) increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, considered individually or considered collectively with any other event (whether contingent or otherwise), will or could reasonably be expected to give rise directly or indirectly to the payment of any amount that could be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no Contract by which the Company or any of its Subsidiaries is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code. Section 4.21(f) of the Company Disclosure Schedule sets forth an accurate and complete list of all of the Contracts, plans or arrangements (writing or otherwise) which give rise to an obligation to make or set aside amounts payable to or on behalf of any employee or former employee of the Company or its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination, true and complete copies of which have been previously provided to Parent.

(g) Neither the Company nor any ERISA Affiliate has any current or projected obligation to provide or liability in respect of post employment or post retirement health, medical, disability, accident or life insurance or death benefits for retired, former or current employees of the Company or any ERISA Affiliate thereof, except as required under Section 4980B of the Code. No condition exists that could prevent the Company or any ERISA Affiliate from amending or terminating any Employee Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA and neither the Company nor such Employee Plan will be subject to any surrender fees or service fees upon termination except for any reasonable administrative fees associated with the termination of such plan.

(h) The obligations of all Employee Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers.

(i) All contributions, premiums and payments required to be made under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date of this Agreement, have been discharged and paid on or prior to the date of this Agreement or, if not yet due, have been properly reflected as a liability on the Balance Sheet.

(j) There is no Proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan (other than routine claims for benefits made in the normal course of business and consistent with past practice).

(k) Neither the Company nor any of its Subsidiaries sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan which is subject to the laws of any jurisdiction outside the United States or provides compensation or benefits to any employee or service provider (or former employee or service provider) of the Company or its Subsidiaries subject to the laws of any jurisdiction outside the United States.

(l) To the Company’s Knowledge, each person providing services to the Company or any of its Subsidiaries that has been properly characterized as a consultant, independent contractor or employee and as exempt or nonexempt, as applicable, for all purposes and neither the Company nor any Subsidiary thereof has any liability or obligation, including under or on account of any Employee Plan, arising out of the hiring or retention of persons to provide services to the Company or any Subsidiary thereof or the treating of such persons as consultants, independent contractors or employees of the Company or any Subsidiary thereof.

(m) Each Employee Plan and other plan, contract, agreement, program or arrangement maintained, established or entered into by the Company that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has complied and continues to comply in form and operation with Section 409A of the Code and the guidance issued thereunder. The transaction contemplated by this Agreement will not result in any adverse tax consequences to any “service provider” (within the meaning of Section 409A of the Code) as the result of the operation of Section 409A of the Code (including the inclusion in income of deferred amounts, or any additional tax pursuant to Section 409A(a)(1)(B) of the Code).

(n) All Company Options have been appropriately authorized by the Company Board of Directors or an appropriate committee thereof as of the applicable date of grant, including approval of the option exercise price or the methodology for determining the option exercise price and the substantive option terms. All Company Options have an exercise price that has never been and is not currently less than the fair market value of the Company Common Stock on the date the option was granted (within the meaning of United States Treasury Regulation §1.409A-1(b)(5)(vi)(B)). No Company Options have been retroactively granted, nor has the exercise price of any such option been determined retroactively in contravention of any Applicable Law.

(o) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other similar contract or understanding with a labor union, works council or similar organization, and no labor union, works council or similar organization is currently representing, purporting to represent or, to the Company’s Knowledge, has attempted to organize or otherwise represent, any employees of the Company or any of its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects with all Applicable Laws regarding employment, employment practices, terms and conditions of employment, employee safety and health, discrimination, personal rights, collective bargaining, fair labor standards, wrongful discharge, immigration status, wages and hours and any other employment or labor related matters, and in each case, with respect to employees (i) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (in each case, other than routine payments to be made in the normal course of business and consistent with past practice). There are no controversies pending, or to the Knowledge of the Company, threatened between the Company or any of its Subsidiaries, on the one hand, and any of their respective current or former employees that could result in a Proceeding (including, without limitation, any unfair labor practice charges before the National Labor Relations Board or any other Governmental Authority).

(p) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is in violation of any term of any employment agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company and its Subsidiaries or to the use of trade secrets or proprietary information of others.

(q) The Company is in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”), and any similar Applicable Law. Since January 1, 2007, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Applicable Law. Except as set forth on Section 4.21(q) of the Company Disclosure Schedule, the Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the date of this Agreement.

(r) Neither the Company nor any of its Subsidiaries has experienced any strike, slowdown, work stoppage, picketing, lockouts or other organized work interruption with respect to any employees during the past three years, nor, to the Company’s Knowledge, are any such strikes, slowdowns, work stoppages, picketings, lockouts or other organized work interruptions threatened.

(s) Except as set forth on Section 4.21(s) of the Company Disclosure Schedule. there has not been since January 1, 2007, nor are there currently, any Proceedings or internal investigations or inquiries conducted by the Company, the Company Board of Directors or any committee thereof (or any Person at the request of any of the foregoing) concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, discrimination/sexual harassment, whistleblowing or other misfeasance or malfeasance issues with respect to any current or former director, officer, advisor, consultant or employee of the Company or any of its Subsidiaries.

(t) The Company has delivered to Parent, from each Person who is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code) as of the date hereof (each, a “Disqualified Individual”), and who might otherwise have, receive or have the right or entitlement to receive a “parachute payment” (within the meaning of Section 280G of the Code), a Parachute Payment Waiver, in a form reviewed and approved by Parent.

Section 4.22 Environmental Matters.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding (or any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law;

(ii) The Company and its Subsidiaries are, and have at all times since January 1, 2007 been, in material compliance with all Environmental Laws and all Environmental Permits; and

(iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has Knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent.

(c) For purposes of this Section 4.22, the term “Company” shall include any entity that is, in whole or in part, a predecessor of the Company.

Section 4.23 Healthcare Regulatory.

(a) The Company and its Subsidiaries and, to the Company’s Knowledge, their directors, officers, employees and agents are and at all times have been in material compliance with all healthcare laws applicable to the business or by which any property, business product or other asset of the Company and its Subsidiaries are bound or affected, including the Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False

Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1230d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, the regulations promulgated pursuant to such laws, and any other law, accreditation standard, regulation, guidance document, manual provision, program memorandum, opinion letter, or other issuance by a Governmental Authority which regulates the Company’s business, each as amended from time to time (collectively, “Healthcare Laws”). To the Company’s Knowledge, the Company has not received any notification or communication from any Governmental Authority, including, without limitation, the U.S. Food and Drug Administration (“FDA”), the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services of material potential or actual noncompliance by, or liability of, the Company under any Healthcare Laws.

(b) Neither the Company nor any of its Subsidiaries is party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Authority.

(c) Neither the Company nor any of its Subsidiaries participates in any Federal or state health care program, as such terms are defined at 42 U.S.C. Section 1320a-7b(f) (collectively, the “Programs”), and there is no audit, claim review, or other action pending or, to the Company’s Knowledge, threatened which could result in the imposition of penalties or the exclusion of the Company from any Program and the Company has not received notice of any such audit, claim review or other action.

(d) Neither the Company nor any of its Subsidiaries, or to the Company’s Knowledge, their respective managers, officers, employees and agents have been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion under 21 U.S.C. § 335a or any similar state or foreign law, rule, or regulation. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending, or to the Company’s Knowledge threatened, against the Company or any of its Subsidiaries or their respective managers, officers, employees or agents.

(e) The Company and its Subsidiaries are not required to hold or operate under any permits, licenses, franchises, approvals, authorizations, clearances, exemptions or registrations of the FDA or any other Governmental Authority required for the conduct of their business as currently conducted (collectively, “FDA Permits”). The products commercialized or used by the Company and its Subsidiaries in the European Economic Area, which is composed of the Member States of the European Union, Norway, Liechtenstein and Switzerland, do not qualify as Medical Devices or Medical Device accessories under the EU Medical Devices Directive (Directive 93/42/EEC, as amended).

(f) Neither the Company nor its Subsidiaries has been subject to any warning, notice, alert, complaint, letter, shutdown, recall, or other communication or action alleging a lack of safety or a lack of regulatory compliance with respect to any Company Product or any Company facility or business.

(g) The manufacture of Company Products by the Company and, to the Company’s Knowledge, the manufacture of Company Products on behalf of the Company, is being conducted in compliance in all material respects with all Applicable Laws.

(h) The involvement of the Company and its Subsidiaries in any clinical, preclinical and other studies and tests on behalf of its customers has been conducted in all material respects in accordance with all Applicable Laws.

Section 4.24 Customer and Suppliers.

(a) Section 4.24(a) of the Company Disclosure Schedule identifies (i) the 20 largest customers of the Company and its Subsidiaries, based on revenue to the business for the year ended December 31, 2011 (“Material Customers”), and (ii) each customer of the Company or any of its Subsidiaries which, as of May 31, 2012, involved backlog in excess of $150,000 in respect of services to be provided by the Company or any of its Subsidiaries that have not been completed or have not yet commenced as of such date (each, an “Open Backlog Customer”).

(b) Section 4.24(b) of the Company Disclosure Schedule identifies the ten largest suppliers of the Company and its Subsidiaries, based on expenses to the business for the year ended December 31, 2011 (“Material Suppliers”).

(c) As of the date hereof the Company has not received any written notices or demands from any of the Company’s Material Customers or Material Suppliers involving or in respect of any material price increases in any of the Company’s or its Subsidiaries’ inputs or material price or volume decreases in any of the Company’s or its Subsidiaries’ outputs. Since the Balance Sheet Date, there has not been any termination of, or material and adverse modification, amendment or change to, any business relationship maintained by the Company and its Subsidiaries with any Material Customers or Material Suppliers, and no such customer or supplier has provided the Company or any of its Subsidiaries with notice of an intent to terminate or make a material or adverse modification, amendment or change to its business relationship with the Company or any of its Subsidiaries, as the case may be.

(d) Except as would not, individually or in the aggregate, result in a Material Adverse Effect, (i) each Contract with Open Backlog Customers (each an “Open Contract”) is valid (assuming due authorization, execution and delivery by the other parties thereto) and in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity; and (ii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries is in material breach or default thereunder, and, to the Company’s Knowledge, no other party to any such agreement is in material breach or default hereunder and, to the Company’s Knowledge, no event has occurred which with notice or lapse of time would reasonably be expected to constitute a material breach or default, or permit termination, modification, or acceleration, under such Open Contract. None of the orders for Open Backlog Customers listed on Section 4.24(a) of the Company Disclosure Schedule has been cancelled or materially amended.

Section 4.25 Affiliate Transactions. No director, officer, employee who is required to enter into a Non-Competition Agreement pursuant to this Agreement, Affiliate (which for purposes of this Section 4.25 shall include any Stockholder of the Company that owns more than 5% of the Company Capital Stock) or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of the Company (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer or employee of the Company (i) is involved, directly or indirectly, in any material business arrangement or other material relationship with the Company (whether written or oral), (ii) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by the Company or (iii) is engaged, directly or indirectly, in the conduct of the business of the Company. In addition, to the Knowledge of the Company, no officer or employee of the Company has an interest in any Person that competes with the business of the Company in any market presently served by the Company (except for ownership of less than one percent of the outstanding capital stock of any corporation that is publicly traded on any recognized stock exchange or in the over-the-counter market).

Section 4.26 Finders’ Fees. Except for Crosstree Capital Securities, LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.27 Full Disclosure. This Agreement (including the exhibits, Company Disclosure Schedules and other schedules thereto) does not, and the Aggregate Merger Consideration Spreadsheet to be delivered at Closing will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact or necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company as of the date hereof and, except for changes solely and proximately caused by the Explorer Merger, as of the Closing Date, as follows:

Section 5.01 Corporate Existence and Power. Each of Issuer, Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent is the sole stockholder of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Each of Issuer, Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary.

Section 5.02 Corporate Authorization. Each of Issuer, Parent and Merger Sub has the right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by each of Issuer, Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Issuer, Parent and Merger Sub, as applicable. This Agreement constitutes the legal, valid and binding obligation of Issuer, Parent and Merger Sub, enforceable against Issuer, Parent and Merger Sub in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.03 Governmental Authorization. The execution, delivery and performance by Issuer, Parent and Merger Sub of this Agreement and the consummation by Issuer, Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws, and (iii) any actions or filings the absence of which would not be reasonably expected to materially impair the ability of Issuer, Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.04 Non-contravention. The execution, delivery and performance by Issuer, Parent and Merger Sub of this Agreement and the consummation by Issuer, Parent and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Issuer, Parent or

Merger Sub or (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any material Applicable Law.

Section 5.05 Financing. Parent has, or will have at the Effective Time, sufficient funds to consummate the transactions contemplated hereby, including payment in full of the Applicable Per Share Closing Amount and the Applicable Per Share Working Capital Amount payable with respect to all shares of Company Capital Stock.

Section 5.06 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Issuer, Parent or Merger Sub who might be entitled to any fee or commission from Issuer, Parent, Merger Sub or any of their Affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE 6.

COVENANTS

Section 6.01 Conduct of the Company. From the date of this Agreement until the Effective Time, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in the ordinary course consistent with past practice in all material respects and use their commercially reasonable efforts to (a) preserve intact their present business organizations, (b) maintain in effect all of their foreign, federal, state and local Permits, (c) keep available the services of officers and key employees of the Company and its Subsidiaries, and (d) maintain satisfactory relationships with the customers, lenders, suppliers of the Company and its Subsidiaries and others having material business relationships with them, except, in each case of (a) – (d) of this sentence, where the failure to do so does not result from any action or inaction of the Company with the knowledge that such action or inaction would cause a breach of this Section 6.01. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or pursuant to the written consent of Parent (which consent shall not be unreasonably withheld), the Company shall not take any action that could (i) cause any inaccuracy in or breach of any of the Company’s representations, warranties, covenants or agreements contained in this Agreement, or could make the timely satisfaction of any of the conditions set forth in Section 8.01 or Section 8.02 impossible or unlikely, or (ii) constitute an event that was required to be disclosed on Section 4.08 of the Company Disclosure Schedule if such action or omission had occurred between the Balance Sheet Date and the date hereof.

Section 6.02 Company Stockholder Approval; Stockholder Notice.

(a) Promptly after execution hereof, the Company shall deliver written consents duly executed by or on behalf of the holders of Company Capital Stock, in a form approved by Parent, representing the Company Stockholder Approval.

(b) Promptly after the execution of this Agreement, the Company shall provide written notice to the Company Stockholders of the transactions contemplated by this Agreement, substantially in the form attached hereto as Exhibit E (the “Stockholder Notice”), such notice to be delivered in accordance with the terms of the DGCL and the Company’s By-laws.

Section 6.03 No Solicitation. From and after the time that the Requisite Stockholder Approval is obtained until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause each of its Representatives not to, directly or indirectly, (i) solicit, initiate, facilitate, support, seek, induce, entertain or encourage, or take any action to solicit, initiate, facilitate, support, seek, induce, entertain or encourage any inquiries, announcements or communications relating to, or the making of any submission, proposal or offer that constitutes or that would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Parent, (iii) furnish to any Person other than Parent any information that the Company believes or should reasonably know would be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iv) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal or (v) submit any Acquisition Proposal or any matter related thereto to the vote of the Stockholders of the Company.

Section 6.04 Access to Information. From the date of this Agreement until the Effective Time, the Company shall (i) give Parent and its Representatives reasonable access to the offices, properties, books and records of the Company, upon reasonable prior written request from Parent, (ii) furnish to Parent and its Representatives such financial and operating data and other information relating to the Company as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Company to cooperate with Parent in its investigation of the Company. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. Notwithstanding the foregoing, Parent shall not have access to personnel records of the Company relating to individual performance or evaluation records, medical histories or other information which in the Company’s good-faith opinion is sensitive or the disclosure of which could subject the Company to risk of liability.

Section 6.05 280G Matters. At the time of obtaining the Company Stockholder Approval, the Company shall obtain and deliver to Parent the approval (in a manner satisfactory to Parent) of such number of Stockholders that meets the requirements of Section 280G(b)(5)(B) of the Code of any payments and/or benefits that Parent and the Company reasonably determine may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code), such that, following the requisite Stockholder approval, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the “280G Approval”). The Company shall use commercially reasonable efforts to obtain the 280G Approval in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Department of Treasury regulations promulgated thereunder.

Section 6.06 Notices of Certain Events. From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent of any event, change, development or state of facts that would cause any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement, or would make the timely satisfaction of any of the conditions set forth in Article 8 impossible or unlikely. No such notice shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Article 8 has been satisfied.

Section 6.07 Commercially Reasonable Efforts.

(a) The Company shall use commercially reasonable efforts to cause the conditions set forth in Sections 8.01 and 8.02 to be satisfied as promptly as reasonably practicable, and Parent and Merger Sub shall use commercially reasonable efforts to cause the conditions set forth in Sections 8.01 and 8.03 to be satisfied as promptly as reasonably practicable.

(b) The Company agrees to use commercially reasonable efforts to provide such assistance (and to use commercially reasonable efforts to cause its Subsidiaries and its and their respective Representatives to provide such assistance) with debt financing undertaken by Parent in connection with completion of the Merger as is reasonably requested by Parent or the Financing Sources. Issuer, Parent and Merger Sub agree to use commercially reasonable efforts to secure such debt financings in connection with completion of the Merger from such Financing Sources.

Section 6.08 Public Announcements. The Company shall not, and the Company shall cause each of its Representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use Parent’s name or refer to Parent directly or indirectly in connection with Parent’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Parent, unless required by Applicable Law.

Section 6.09 Indemnification of Officers and Directors.

(a) Parent and Merger Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the current and former directors and officers of the Company listed in Section 6.09 of the Company Disclosure Schedule shall survive the Merger and shall continue in full force and effect in accordance with their terms following the Effective Time, and Parent shall cause the Surviving Corporation to fulfill and honor such obligations to the maximum extent permitted by Applicable Law.

(b) The provisions of this Section 6.09 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each current director and officer of the Company and his or her heirs and personal representatives, and nothing in this Agreement shall affect any indemnification rights that any such current director or officer and his or her heirs and personal representatives may have under the Certificate of Incorporation or bylaws of the Company or any contract or Applicable Law.

ARTICLE 7.

TAX MATTERS

Section 7.01 Tax Periods Ending on or before the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for or relating to the Company and its Subsidiaries for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Parent shall permit the Stockholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Stockholder Representative. It is the intention of the parties that the rights of holders of Company Options to receive cash payments hereunder and the rights to receive payments of the Closing Bonus Amount accrue in and be allocable to Tax periods following the Effective Time, and that cash payments be deductible as reasonable compensation under Section 162 of the Code by the Surviving Corporation. Notwithstanding any other provision of this Agreement, to the extent that the allocation of items to Tax periods following the Effective Time in accordance with the preceding sentence, rather than to a Pre-Closing Tax Period, creates or increases a Tax of the Company or its Subsidiaries for any Pre-Closing Tax Period, the Damages, if any, which arise from or as a result of, or are connected with, such Tax created (or such increase in Tax, as applicable) shall not be eligible for Indemnification under Section 10.02(i)(A) (or 10.02(a) as it relates to Section 4.20). In addition, any allocation of items to Tax periods following the Effective Time pursuant to the second preceding sentence, rather than to a Pre-Closing Tax Period, shall be disregarded in the computation of Closing Working Capital pursuant to Section 3.04.

Section 7.02 Straddle Periods. Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and its Subsidiaries for all Straddle Periods. Parent shall permit the Stockholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Stockholder Representative. For purposes of this Section 7.02 and Section 10.02(i), the portion of any Tax that relates to the portion of any Straddle Period ending on the Closing Date shall (A) in the case of real property, personal property and similar ad valorem Taxes be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (1) the numerator of which is the number of days in the Straddle Period ending on the Closing Date and (2) the denominator of which is the number of days in the entire Straddle Period, and (B) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

Section 7.03 Cooperation on Tax Matters. Parent and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which may be reasonably relevant to any such Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent shall retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective Taxable periods, and shall abide by all record retention agreements entered into with any Taxing authority.

Section 7.04 Contest Provisions. If, subsequent to the Closing, Parent or the Surviving Corporation receives notice of a Tax Contest with respect to any Tax Return for a Pre-Closing Tax Period (a “Pre-Closing Return”) with respect to which Indemnitees claim a right to indemnification under this Agreement, then within 15 days after receipt of such notice, Parent shall provide the Stockholder Representative with a copy of such notice; provided, however, that any failure on the part of Parent or the Surviving Corporation to do so shall not limit any of the obligations of the Indemnitors under Article 10 (except to the extent such failure actually prejudices the defense of such Tax Contest). Parent shall have the right to control the conduct and resolution of such Tax Contest, provided (a) that Parent shall keep the Stockholder Representative reasonably informed of all material developments on a timely basis and Parent shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on the Indemnitors’ indemnification obligations under this Agreement without the Stockholder Representative’s written consent, which consent shall not be unreasonably withheld and (b) that the Stockholder Representative may participate, through counsel chosen by the Stockholder Representative and at its own expense (on behalf of the Equityholders), in the defense of any such Tax Contest, and in any such case Parent shall (i) consult with the Stockholder Representative, and furnish such records, information and testimony, as may be reasonably requested by the Stockholder Representative in connection therewith, (ii) provide the Stockholder Representative with a reasonable opportunity, subject to applicable filing deadlines, to comment on any material filing relating to such Claim prior to making such filing and (iii) permit the Stockholder Representative and its counsel to attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Stockholder Representative in connection therewith (and the Stockholder Representative shall provide reasonable advance notice of such matters to Parent so as to facilitate such right to attend). “Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes. With respect to Tax Contests, this Section 7.04 shall govern and Section 10.06 shall not apply.

Section 7.05 Tax Refunds and Credits. Any overpayment of Taxes with respect to the Company or any of its Subsidiaries for a Pre-Closing Tax Period, which overpayment is actually realized as a refund or credit by Parent or its Affiliates after the Closing, shall be for the account of the holders of Company Capital Stock (net of applicable Taxes and costs), except to the extent such refund or credit arises from the carryback or other utilization of any Tax attribute from any Tax period (or portion thereof) beginning at or after the Closing and except to the extent any such overpayment (or refund or credit) was reflected as an asset in the calculation of the Closing Working Capital as finally determined pursuant to Section 3.04. The amount of such refund or credit, net of any Tax or other cost to Parent and other Affiliates in connection with the obtaining and receipt of such refund or credit, shall be paid over to the Paying Agent (or the Surviving Corporation for distribution to holders of Company Options or the participants under the Company Bonus Plan, to the extent applicable) within 15 days after Parent, the Company or any affiliate of Parent or the Company actually receives such refund or actually recognizes such credit.

Section 7.06 Characterization of Payments. Any indemnity payments made pursuant to Article 10 shall constitute an adjustment of the Aggregate Merger Consideration paid by Parent pursuant to Article 3 for Tax purposes and shall be treated as such by all parties on their Tax Returns to the extent permitted by law.

ARTICLE 8.

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been duly obtained.

(b) Governmental Approvals. All notices to, filings with and Consents of Governmental Authorities required to be made or obtained prior to Closing under any Applicable Laws regulating antitrust, competition or merger control matters in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been made or obtained and be in full force and effect.

(c) No Injunction. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Authority of competent jurisdiction shall be in effect which prevents the consummation of the Merger on the terms contemplated herein, and no Applicable Law shall have been enacted or be deemed applicable to the Merger that makes consummation of the Merger illegal.

Section 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following further conditions:

(a) Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties made by the Company in this Agreement that are not so qualified shall be true and correct in all material respects, in each case of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.

(b) Covenants. Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Consents. (i) Each of the Consents set forth in Schedule 8.02(c) shall have been obtained in form and substance reasonably satisfactory to Parent and shall be in full force and effect, and (ii) all other Consents required to be obtained by the Company or any Equityholder in connection with the transactions contemplated by this Agreement shall have been obtained in form and substance reasonably satisfactory to Parent and shall be in full force and effect, except in the case of this clause “(ii)” where the failure to obtain any such Consents has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Executed Agreements, Certificates and Instruments. Parent shall have received the following agreements and documents, each of which shall be in full force and effect (subject to being executed by Issuer, Parent, Merger Sub or other Parent Related Party, as applicable):

(i) the Escrow Agreement, executed by the Stockholder Representative and the Escrow Agent;

(ii) the Non-Competition Agreements, duly executed by each of the Persons listed on Schedule 8.02(d)(ii);

(iii) Employment Agreements, on terms and conditions acceptable to Parent, duly executed by each of the Persons listed on Schedule 8.02(d)(iii);

(iv) Releases in the form of Exhibit F, duly executed by each of the Persons listed on Schedule 8.02(d)(iv);

(v) Documentation satisfactory to Parent showing that all outstanding warrants either (A) have been exercised pursuant to their terms, effective prior to the Closing, or (B) will terminate prior to the Effective Time;

(vi) an amendment to the Eighth Amended and Restated Registration Rights Agreement, made as of September 14, 2006, among the Company and the Company Stockholders party thereto, duly executed by the Company and the holders of at least 66.67% of the Registrable Securities (as defined therein), which amendment shall terminate such agreement, effective as of no later than immediately prior to the Effective Time, and shall be in the form attached hereto as Exhibit G ;

(vii) an amendment to the Eighth Amended and Restated Stockholders’ Agreement, made as of July 29, 2011, among the Company and the Company Stockholders party thereto, duly executed by the Company, the Majority Investors (as defined therein), and Investors (as defined therein) holding at least 75% of the outstanding shares of Series D Preferred Stock, which amendment shall terminate such agreement, effective as of no later than immediately prior to the Effective Time, and shall be in the form attached hereto as Exhibit H;

(viii) an amendment to the Voting Agreement, entered into as of July 29, 2011, by and among the Company and the Company Stockholders party thereto, duly executed by the parties thereto, which amendment shall terminate such agreement, effective as of no later than immediately prior to the Effective Time, and shall be in the form attached hereto as Exhibit I;

(ix) a certificate executed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer containing representations and warranties of the Company to the effect that the conditions set forth in Sections 8.02(a), 8.02(b), 8.02(g), 8.02(h) and 8.02(j) have been duly satisfied;

(x) written resignations of all members of the board of directors of the Company and each committee of the board and, if requested by Parent, of all members of the boards of directors of each Subsidiary of the Company and of each committee of each such board, to be effective as of the Effective Time;

(xi) payoff letters, in form and substance approved by Parent and dated no more than two Business Days prior to the Closing Date, with respect to all Indebtedness, if any, of the Company owed to the lenders listed on Schedule 8.02(d)(xi) evidencing (i) satisfaction of such Indebtedness as of the Closing and (ii) termination and release of any Encumbrances related thereto; and

(xii) an accurate and complete copy of an invoice from each advisor or other service provider to the Company, dated no more than two Business Days prior to the Closing Date, with respect to all Company Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date.

(e) FIRPTA Certificate. Prior to the Closing, the Company shall have delivered to Parent a certificate pursuant to Treasury Regulations section 1.1445-2(c)(3), duly executed and acknowledged, in form and substance reasonably satisfactory to Parent, certifying that interests in the Company are not “U.S. real property interests,” together with the notice required to be mailed to the IRS under Treasury Regulations section 1.897-2(h).

(f) Amended and Restated Certificate of Incorporation. Immediately prior to the Closing, the Company shall have duly amended and restated the Certificate of Incorporation, so that the terms thereof are as set forth in the form attached hereto as Exhibit J.

(g) Related Party Transactions. All Contracts between the Company or any Subsidiary thereof, on the one hand, and any Related Person, on the other hand (other than ordinary course agreements relating to employee compensation and benefits that have been provided to Parent prior to the date of this Agreement), shall have been terminated prior to the Effective Time with no further obligation binding on, or liability of, the Company or any Subsidiary thereof.

(h) Dissenters’ Rights. Holders of no more than two percent of the outstanding shares of Company Capital Stock (calculated on an as-converted-to-Company-Common-Stock basis) shall have exercised appraisal rights pursuant to the DGCL with respect to such shares of Company Capital Stock.

(i) Company Stockholder Approval; 280G Approval. The Company shall have delivered to Parent duly executed consents pursuant to which the Company Stockholder Approval and the 280G Approval shall have been obtained.

(j) Litigation. There shall not be pending or threatened by or before any Governmental Authority any Proceeding that (i) seeks to prevent the consummation of the Merger on the terms, and conferring upon the Parent and the Surviving Corporation all of their respective rights and benefits, contemplated herein, or (ii) seeks the award of Damages (in an amount material to the Company) payable by, or any other remedy against, Parent or the Surviving Corporation if the Merger is consummated.

(k) Completion of Parent Merger. The Explorer Merger shall have been completed.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) Representations and Warranties. Each of the representations and warranties made by Issuer, Parent and Merger Sub in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties made by Issuer, Parent and Merger Sub in this Agreement that are not so qualified shall be true and correct in all material respects, in each case of the date of this Agreement and (except for changes solely and proximately caused by the Explorer Merger) as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.

(b) Covenants. Each of the covenants and obligations that Issuer, Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Litigation. There shall not be pending or threatened by or before any Governmental Authority any Proceeding that seeks to prevent the consummation of the Merger on the terms contemplated herein in all material respects.

(d) Executed Agreements and Certificates. The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) the Escrow Agreement, duly executed by Parent and the Escrow Agent; and

(ii) a certificate executed on behalf of Parent by its authorized representative and containing the representation and warranty of Parent that the conditions set forth in Sections 8.03(a) and 8.03(b) have been duly satisfied.

ARTICLE 9.

TERMINATION

Section 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the Company Stockholder Approval):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if the Merger has not been consummated on or before June 30, 2012 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; or

(c) by either Parent or the Company, if a Governmental Authority shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger.

Section 9.02 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to the other party hereto; provided that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior material breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 6.08 and Article 11, and the confidentiality agreement referenced in Section 11.12, which shall survive any termination of this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, no Company Related Party shall (x) have any rights or claims against any of the Financing Sources or their respective former, current or future general or limited partners, controlling parties, stockholders, managers, members, directors, officers, employees, agents or Affiliates in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise (and all such rights and claims are hereby waived by the Company Related Parties) or (y) commence or support any action or proceeding against any Financing Source or their respective former, current or future general or limited partners, controlling parties, stockholders, managers, members, directors, officers, employees, agents or Affiliates in connection with this Agreement, the Financing or the transactions contemplated hereby and thereby; provided that, notwithstanding the foregoing, nothing in this Section 9.02 shall in any way limit or modify the rights and obligations of Parent or Merger Sub under this Agreement or any Financing Source’s obligations to Issuer or Parent to fund the debt financing in connection with completion of the Merger.

ARTICLE 10.

INDEMNIFICATION

Section 10.01 Survival of Representations, Etc.

(a) The representations and warranties made by the Company in this Agreement shall survive the Closing. The representations and warranties set forth in Sections 4.01, 4.02, 4.04, 4.05, 4.14 (excluding any matters involving Intellectual Property or Intellectual Property Rights), 4.20, 4.21, 4.25 and 4.26 (each, a “Fundamental Representation”) shall survive until the expiry of the applicable statute of limitations (the “FR Expiration Date”) and, subject to Section 10.01(f), all other representations and warranties of the Company shall survive until the date that is 18 months after the Closing Date (the “General Expiration Date” and, together with the FR Expiration Date, the “Expiration Date”). Notwithstanding the foregoing, if at any time prior to the applicable Expiration Date any Indemnitee delivers to the Stockholder Representative a written notice in reasonable detail alleging the existence of an inaccuracy in or a breach of any of such representation or warranty and asserting a claim for recovery under Section 10.02 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

(b) All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

(c) The covenants of the parties that by their terms are intended to survive the Closing shall survive the Closing.

(d) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives. Payments by an Indemnitee of amounts for which such Indemnitee is indemnified hereunder shall not be a condition precedent to recovery hereunder.

(e) The parties acknowledge and agree that if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages in an equal amount as a result of and in connection with such inaccuracy or breach; provided, however, that notwithstanding the foregoing, both Parent and the Surviving Corporation shall not be able to both seek indemnity for the same Damages.

(f) Notwithstanding the General Expiration Date set forth in Section 10.01(a), all representations and warranties made by the parties in this Agreement shall survive until the FR Expiration Date in the event of fraud, willful misconduct or intentional misrepresentation by the party making such representation or warranty or any of its Representatives (whether or not such actions have been authorized) upon which the other parties have relied.

Section 10.02 Indemnification. Subject to the limitations set forth in this Article 10, from and after the Effective Time, the Company Stockholders immediately prior to the Merger (the “Indemnitors”), severally and in proportion to their respective Aggregate Pro Rata Shares, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:

(a) any inaccuracy in or breach of any representation or warranty of the Company;

(b) any breach of any covenant or obligation of the Company set forth in this Agreement that is to be performed prior to the Closing and any breach of any covenant or obligation of the Stockholders Representative;

(c) any inaccuracy in the Aggregate Merger Consideration Spreadsheet;

(d) any claim by any Equityholder that such Equityholder is entitled to any amounts in connection with the Merger with respect to the Equity Securities held by such Equityholder in excess of the amounts provided for under this Agreement;

(e) if the Merger Consideration Adjustment Amount is negative, the absolute value of the Merger Consideration Adjustment Amount;

(f) one half of the fees and expenses of the Settlement Accountants, as provided in Sections 3.04 and 3.05;

(g) any material misstatement or omission in the information statement provided to Equityholders in connection with the Merger;

(h) all amounts per share of Company Capital Stock paid to holders of Dissenting Shares in excess of the Applicable Per Share Amount; and

(i) to the extent not reflected as a liability in the calculation of the Closing Working Capital or taken into account as a Transaction Fee, in each case as finally determined pursuant to Section 3.04, (A) any Taxes of the Company and its Subsidiaries with respect to any Pre-Closing Tax Period, (B) the unpaid Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Company or its Subsidiary under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law) as a result of having been a member of a consolidated, affiliated, combined, unitary or similar group before the Closing and (C) any withholding Taxes payable with respect to any portion of the Closing Bonus Amount to the extent such Taxes are not withheld from the Closing Bonus Amount.

Section 10.03 Limitations.

(a) Subject to Section 10.03(c), the Indemnitors shall not be required to make any indemnification payment pursuant to Section 10.02(a) for any inaccuracy in or breach of any of the representations and warranties of the Company in this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds an amount equal to $250,000 (the “Basket”) in the aggregate (it being understood that if the total amount of such Damages exceeds the Basket, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for all Damages in excess of the Basket amount and not those that are included in the Basket).

(b) Subject to Section 10.03(c), the maximum liability of the Indemnitors under Section 10.02(a) shall be an amount equal to the sum of (i) the General Escrow Amount and (ii) 10% of the Earnout Amount.

(c) The limitations set forth in Section 10.03(a) and (b) shall not apply to any claim for indemnification made pursuant to Section 10.02(a) to the extent such claim arises from or is a result of or directly or indirectly connected with, any breach of a Fundamental Representation. The maximum aggregate liability of each Indemnitor for all claims arising under Section 10.02 shall equal the aggregate Applicable Per Share Amount received by such Indemnitor with respect to all shares of Company Capital Stock held by such Indemnitor immediately prior to the Effective Time; provided, however, such limitation shall not apply with respect to claims arising as a result of fraud, intentional misrepresentation or willful misconduct, for which there shall not be a limitation.

(d) Absent fraud, intentional misrepresentation or willful misconduct, the indemnification provisions contained in this Article 10 are intended to provide the sole and exclusive remedy following the Closing as to all Damages any Indemnitee may incur arising from or relating to this Agreement, the Merger or the transactions contemplated hereby (it being understood that nothing in this Section 10.03(d) or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement or to be performed after the Closing or any rights arising out of claims Parent or the Surviving Corporation may have under the letters of transmittal delivered pursuant to Section 3.03).

(e) The General Escrow Fund shall be the initial recourse for any claims for Damages under this Article 10. Thereafter, subject to the provisions of this Article 10, the Indemnitees shall also have recourse against the Earnout Amount, by way of set-off or otherwise, for Damages under this Article 10. The General Escrow Fund and the Earnout Amount shall not be the sole source of recovery for Damages under this Article 10; provided, however, that the maximum aggregate liability of each Indemnitor shall be as set forth in Section 10.03(c).

Section 10.04 Claims and Procedures.

(a) If at any time prior to the applicable Expiration Date Parent determines in good faith that any Indemnitee has a bona fide claim for indemnification pursuant to this Article 1, Parent may deliver to the Stockholder Representative a notice (a “Claim Notice”):

(i) stating that an Indemnitee has a claim for indemnification pursuant to this Article 11;

(ii) to the extent possible, containing a good faith non-binding, preliminary estimate of the amount to which such Indemnitee claims to be entitled to receive, which shall be the amount of Damages such Indemnitee claims to have so incurred or suffered or could reasonably be expected to incur or suffer; and

(iii) specifying in reasonable detail (based upon the information then possessed by Parent) the material facts known to the Indemnitee giving rise to such claim.

(b) No delay in providing such Claim Notice prior to the applicable Expiration Date shall affect an Indemnitee’s rights hereunder, unless (and then only to the extent that) the Indemnitors are materially prejudiced thereby; provided, however, that no Indemnitor shall be liable for any Damages under Section 10.02(a) unless such Claim is timely asserted during the applicable survival period specified in Section 10.01.

(c) At the time of delivery of any Claim Notice to the Stockholder Representative, a duplicate copy of such Claim Notice shall be delivered to the Escrow Agent by or on behalf of Parent (on behalf of itself or any other Indemnitee) ); provided, that failure to deliver a duplicate copy shall not affect an Indemnitee’s rights hereunder.

(d) If the Stockholder Representative in good faith objects to any claim made by Parent in any Claim Notice, then the Stockholder Representative shall deliver a written notice (a “Claim Dispute Notice”) to Parent during the 30-day period commencing upon receipt by the Stockholder Representative of the Claim Notice. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by Parent in the Claim Notice. If the Stockholder Representative does not deliver a Claim Dispute Notice to Parent prior to the expiration of such 30-day period, then (i) each claim for indemnification set forth in such Claim Notice shall be deemed to have been conclusively determined in Parent’s favor for purposes of this Article 11 on the terms set forth in the Claim Notice and (ii) if cash remains in the General Escrow Fund, then Parent may direct the Escrow Agent to deliver cash from the General Escrow Fund to Parent in accordance with this Section 10.04.

(e) If the Stockholder Representative delivers a Claim Dispute Notice, then Parent and the Stockholder Representative shall attempt in good faith to resolve any such objections raised by the Stockholder Representative in such Claim Dispute Notice. If Parent and the Stockholder Representative agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by Parent and the Stockholder Representative shall be prepared and signed by both parties and, if cash remains in the General Escrow Fund, promptly delivered to the Escrow Agent directing the Escrow Agent to distribute cash from the General Escrow Fund in accordance with the terms of such memorandum.

(f) If no such resolution can be reached during the 45-day period following Parent’s receipt of a given Claim Dispute Notice, then upon the expiration of such 45-day period, either Parent or the Stockholder Representative may bring suit to resolve the objection in accordance with Sections 11.08,

11.09 and 11.10. The decision of the trial court as to the validity and amount of any claim in such Claim Notice shall be nonappealable, binding and conclusive upon the Parent, the Stockholder Representative and the Company Stockholders, and Parent and the Stockholder Representative shall promptly direct the Escrow Agent to act in accordance with such decision and distribute cash from the General Escrow Fund in accordance therewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

Section 10.05 No Contribution. No Indemnitor shall have, or be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation or any of its Affiliates in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.

Section 10.06 Defense of Third-Party Claims. Except as otherwise provided in Article 7, in the event of the assertion of any claim or the commencement by any Person of any Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Indemnitors would reasonably be expected to become obligated to hold harmless, indemnify, compensate, or reimburse any Indemnitee pursuant to this Article 10 (each, a “Claim”), (i) Parent shall promptly notify the Stockholder Representative of such Claim (provided, however, that any failure on the part of Parent to so notify the Stockholder Representative shall not limit any of the obligations of the Indemnitors under this Article 10 (except to the extent such failure materially prejudices the defense of such Proceeding)), (ii) Parent shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Claim, and (iii) the Stockholder Representative shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Parent in connection therewith; provided, that:

(a) The Stockholder Representative may participate, through counsel chosen by the Stockholder Representative and at its own expense (on behalf of the Equityholders), in the defense of any such Claim, and in any such case Parent shall (i) consult with the Stockholder Representative, and furnish such records, information and testimony, as may be reasonably requested by the Stockholder Representative in connection therewith, (ii) provide the Stockholder Representative with a reasonable opportunity, subject to applicable filing deadlines, to comment on any material filing relating to such Claim prior to making such filing and (iii) permit the Stockholder Representative and its counsel to attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Stockholder Representative in connection therewith (and shall provide reasonable advance notice of such matters to Parent so as to facilitate such right to attend);

(b) Parent shall not, without the prior written consent of the Stockholder Representative (which written consent shall not be unreasonably withheld or delayed), pay, compromise or settle any such Claim, except that no such consent shall be required if following a written request Parent, the Stockholder Representative shall fail, within 15 days after the making of such request, to object to such compromise and settlement.

Section 10.07 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

ARTICLE 11.

MISCELLANEOUS

Section 11.01 Stockholder Representative.

(a) By virtue of the adoption of this Agreement and thereby the Merger by the Company Stockholder Approval, each of the Equityholders shall have irrevocably constituted and appointed Fortis Advisors LLC (and by its execution of this Agreement as Stockholder Representative, Fortis Advisors LLC hereby accepts such appointment) as the true, exclusive and lawful agent and attorney-in-fact (the “Stockholder Representative”), of the Equityholders receiving consideration hereunder to act in the name, place and stead of the Equityholders in connection with the transactions contemplated by this Agreement, in accordance with the terms and provisions of this Agreement, and to act on behalf of the Equityholders in any Proceeding involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Stockholder Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, engage attorneys, accountants, financial and other advisors, paying agents and other persons necessary or appropriate in the judgment of the Stockholder Representative, including the power:

(i) to act for the Equityholders with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the Equityholders and to transact matters of litigation or other Proceedings;

(ii) to act for the Equityholders with regard to matters pertaining to determination of the Merger Consideration Adjustment Amount pursuant to Section 3.04, the Earnout Amount pursuant to Section 3.05, and the Applicable Per Share Working Capital Amount and Applicable Per Share Earnout Amount;

(iii) to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Stockholder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iv) to execute and deliver all amendments and waivers to this Agreement that the Stockholder Representative deems necessary or appropriate, whether prior to, at or after the Closing;

(v) to receive funds for the payment of expenses of the Equityholders and apply such funds in payment for such expenses;

(vi) to do or refrain from doing any further act or deed on behalf of the Company Stockholders that the Stockholder Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Equityholders could do if personally present; and

(vii) to receive service of process in connection with any claims under this Agreement.

(b) The Stockholder Representative may be removed or replaced only upon delivery of written notice to the Surviving Corporation by the Company Stockholders holding at least a majority of outstanding shares of Company Common Stock as of immediately prior to the Effective Time. Parent, the Surviving Corporation and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Stockholder Representative in all matters referred to herein. The Stockholder Representative shall act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Stockholder Representative believes to be in the best interest of the Company Stockholders and consistent with the obligations under this Agreement, but the Stockholder Representative shall not be responsible to the Company Stockholders for any Damages the Company Stockholders may suffer by the performance of its duties under this Agreement, other than Damage arising from willful violation of the law or gross negligence in the performance of its duties under this Agreement (it being understood that any act done or omitted pursuant to the advice of counsel or any other expert, consultant or advisor retained by the Stockholder Representative shall be conclusive evidence vis-à-vis the Company Stockholders of such good faith).

(c) In addition to, and in no way limiting the foregoing, each of the Equityholders hereby acknowledges and agrees that, the Stockholder Representative shall be entitled to make a claim first against the Stockholder Representative Escrow Fund, and then, to the extent such funds are not sufficient, against other distributions, if any, to such Company Stockholders, seeking payment against the Company Stockholders for payment or reimbursement of any loss, liability, or expense (the “Stockholder Representative’s Damages”) incurred on the part of such Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties, including the reasonable fees and expenses of any legal counsel or accountant retained by the Stockholder Representative. Also, the Stockholder Representative shall be entitled to the advancement and reimbursement of costs and expenses (the “Stockholder Representative’s Costs”) and together with the Stockholder Representative’s Damages, the “Stockholder Representative’s Losses”) incurred by or on behalf of the Stockholder Representative in the performance of his duties, including, without limitation, the reasonable fees and expenses of any legal counsel or accountant retained by the Stockholder Representative. Each of the Company Stockholders hereby agrees to, severally and not jointly, indemnify and hold harmless the Stockholder Representative for such Company Stockholder’s Aggregate Pro Rata Share of such Stockholder Representative’s Losses; provided, however, that the Stockholder Representative shall not have the right to be indemnified hereunder for any Stockholder Representative’s Losses finally determined by a court of competent jurisdiction to have been caused by the Stockholder Representative’s willful violation of the law or gross negligence. Any claim for indemnification, by the Stockholder Representative pursuant to this Section 11.01(c) shall be made by giving written notice of such claim to each of the Company Stockholders. Upon receipt of written notice of any claim for indemnification pursuant to this Section 11.01(c), each Company Stockholder shall make payment, within thirty (30) days after receipt of such written notice, of any amounts that such Company Stockholder is required to pay to the Stockholder Representative in order to satisfy such Company Stockholder’s indemnification obligations under this Section 11.01(c). For the avoidance of doubt, nothing in this Section 11.01(c) shall be deemed to create any obligation binding on the Surviving Corporation or any Parent Related Parties. The Stockholder Representative shall be entitled to rely, and shall be fully protected in relying, upon the Aggregate Merger Consideration Spreadsheet and any statements furnished to it by any Company Stockholder, Parent or any other evidence deemed by the Stockholder Representative to be reliable. This indemnification shall survive the termination of this Agreement or the Escrow Agreement.

(d) The Stockholder Representative shall have reasonable access to information about the Surviving Corporation and the reasonable assistance of the Surviving Corporation’s officers and employees to the extent necessary to perform his duties and exercise his rights hereunder, provided that the Stockholder Representative shall (i) treat confidentially and not disclose any nonpublic information from or about the Surviving Corporation or its Affiliates to anyone (except on a need to know basis to the Stockholder Representative’s retained advisors for such matter who agree to treat such information confidentially), (ii) only use information so obtained for purposes of performing its services as

Stockholder Representative hereunder, and (iii) not have access to materials or information that, in the sole discretion of the Parent, could result in the loss of attorney-client or other privilege by the Surviving Corporation.

(e) Certain Equityholders (the “Advisory Group”) have concurrently herewith entered into a letter agreement with the Stockholder Representative regarding direction to be provided by the Advisory Group to the Stockholder Representative. The Advisory Group shall incur no liability to any Equityholder for any liability incurred by the members of the Advisory Group while acting in good faith and arising out of or in connection with the acceptance or administration of their duties (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith), even if such act or omission constitutes negligence on the part of the Advisory Group or one of its members. This indemnification shall survive the termination of this Agreement or the Escrow Agreement. For the avoidance of doubt, nothing in this Section 11.01(e) shall be deemed to create any obligation binding on the Surviving Corporation or any Parent Related Parties.

Section 11.02 Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission, (c) upon receipt after dispatch by registered or certified mail, postage prepaid, or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to Issuer, Parent or Merger Sub or, after the Closing, the Company, to:

Genstar Capital LLC

Four Embarcadero Center, Suite 1900

San Francisco, CA 94111-4191

Attention: Robert J. Weltman

Facsimile No.: (415) 834-2383

Email: rweltman@gencap.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

505 Montgomery Street

Suite 2000

San Francisco, California 94222-6538

Attention: Scott Haber, Esq.

Facsimile No.: (415) 395-8095

Email: scott.haber@lw.com

If, prior to the Closing, to the Company, to:

invivodata, Inc.

2100 Wharton Street, Suite 505

Pittsburgh, PA 15203

Attention: Chief Executive Officer

Facsimile No.: (412) 390-3020

Email: dengfer@invivodata.com

with a copy to (which shall not constitute notice):

Bingham McCutchen LLP

One Federal Street

Boston, Massachusetts 02110

Attention: James P. Carrigan, Esq.

Facsimile No.: (617) 951-8736

Email: jay.carrigan@bingham.com

if to the Stockholder Representative, to:

Fortis Advisors LLC

4225 Executive Square, Suite 1040

La Jolla, CA 92037

Attention: Notice Department

Facsimile No.: (858) 408-1843

Email: notices@fortisrep.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 11.03 Remedies Cumulative; Specific Performance.

(a) The rights and remedies of the parties hereto shall be cumulative (and not alternative).

(b) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that, irrespective of any other rights or remedies that may be available to the parties as provided herein or otherwise, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Delaware. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.03 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 11.04 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Stockholders Representative and Parent or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.05 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the Merger and the transactions contemplated thereby, shall be paid by the party incurring such cost or expense.

Section 11.06 Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to an individual who has read that reference and such representations and warranties.

Section 11.07 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to Sections 3.05(h)(v), 6.09 and Article 11, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that, subject to Section 3.05(h)(v), (i) Parent may assign all of its rights and obligations hereunder to the surviving corporation in the Explorer Merger, and (ii) Issuer, Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (x) one or more of their Affiliates at any time and (y) after the Effective Time, to any Person; provided that such transfer or assignment under this clause (ii) shall not relieve Issuer, Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Issuer, Parent or Merger Sub.

Section 11.08 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 11.09 Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.02 shall be deemed effective service of process on such party.

Section 11.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 11.12 Entire Agreement. This Agreement, including the exhibits and schedules thereto, and the confidentiality agreement, dated April 9, 2012, between Genstar Capital, LLC and Crosstree Capital Securities, LLC, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.13 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.14 Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

INVIVODATA, INC.

By:	/s/ Doug Engfer
	Name:	Doug Engfer
	Title:	Founder, President and Chief Executive Officer

EXPLORER HOLDINGS, INC.

By:	/s/ Robert J. Weltman
	Name:	Robert J. Weltman
	Title:	President

EXPLORER ACQUISITION CORP.

By:	/s/ Robert J. Weltman
	Name:	Robert J. Weltman
	Title:	President

IMPACT ACQUISITION CORP.

By:	/s/ Robert J. Weltman
	Name:	Robert J. Weltman
	Title:	President

FORTIS ADVISORS LLC (solely in its capacity as the Stockholder Representative)

By:	/s/ Adam Lezack
	Name:	Adam Lezack
	Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]